UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a party other than the Registrant   ☐
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 ☐    Soliciting Material under §240.14a-12

FormFactor, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2026	PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

Dear Fellow Stockholders,
It is my pleasure to invite you to attend the 2026 Annual Meeting of Stockholders of FormFactor, Inc. on Friday, May 15, 2026 at 3:00 p.m. Pacific Daylight Time. Our Annual Meeting will again be conducted online via a live webcast, as we have found a virtual meeting provides greater accessibility and inclusivity for all stockholders. You will be able to attend the Annual Meeting and vote online during the meeting by visiting www.virtualshareholdermeeting.com/FORM2026.
This Proxy Statement contains important information for voting your shares and explains how our Board of Directors oversaw your investment during the past year. It also provides information about our engaged and effective Board of Directors, corporate governance and executive compensation practices, commitment to sustainability and corporate responsibility, and active dialogue with and responsiveness to our stockholders.
Financial Performance and Business Strategy. FormFactor is a global leader in semiconductor test and measurement, with market opportunities that span the industry. We serve customers’ applications from research to high-volume production, which we describe as supporting them “from the Lab to the Fab.”
In 2025, we generated record revenues of $785 million, representing a 2.8% increase from 2024. Our diversification strategy sets us apart from our direct competitors, as our unique multi-market Probe Cards Segment portfolio, combined with our Systems Segment products, enables us to compete for business across diverse demand pools at all major semiconductor manufacturers.
The breadth of our business produced relatively stable aggregate demand across our served markets and generated top-line growth in 2025. Customer investment in growing areas driven by the rapid adoption of generative AI, like high-bandwidth memory (HBM) and co-packaged optics, helped offset the impact of sectors at cyclically low levels, like mobile handsets, PCs, and automotive.
We took significant actions last year to improve our profitability, including reducing cycle times and increasing manufacturing yields. These initiatives enabled us to exit 2025 with non-GAAP gross margins 5.4 percentage points higher than at the end of the second quarter. Early in January 2026, we announced a restructuring that we expect will enable us to further increase our profitability in 2026 and beyond.
We also invested in an important new manufacturing facility, purchasing an existing fit-for-purpose site in Farmers Branch, Texas. We anticipate this facility, in a low-cost manufacturing area, will enable us to meet anticipated future demand for advanced packaging-enabled probe cards while continuing our profitability improvement trajectory, albeit at a slower pace than achieved this year. In addition, we purchased Keystone Photonics, a leading-edge optical testing company, strengthening the range of integrated electrical and optical probe solutions we offer customers in the exciting new area of co-packaged optics.
We believe our strategy of continued investment in R&D for new-product innovation and competitive differentiation, especially in our product roadmap for advanced packaging applications, paired with our investments in increasing capacity, will position us to deliver market-share gains and drive above-industry revenue and profit growth. Complementing our strong position in DRAM probe cards, our short-term goal continues to be to expand and diversify FormFactor’s market position in Foundry & Logic probe cards, both through new customer qualifications in client PC and server applications, and through new products that improve our competitive position in high-performance-compute GPU and custom-ASIC XPU applications.
Connecting with Stockholders. In 2025, we attended more than two dozen virtual and in-person conferences. We believe this active engagement demonstrates the accountability of our Board of Directors and management to our stockholders, and we remain committed to maintaining this active dialogue with our investors.
Human Capital. We continue to be focused on maintaining a highly qualified and engaged workforce and providing opportunities for growth and advancement, while building a strong, inclusive culture that supports our diversity of backgrounds, experiences, and perspectives. Our goal is to create a work environment that is solidly aligned with the interests of our stockholders where employees everywhere feel welcome, valued, and supported to contribute to their highest potential.
Maintaining a Highly Qualified and Diverse Board. We believe our Board of Directors is well-functioning and highly engaged. Our Board has long recognized the importance of varied perspectives, industry knowledge, thought leadership, and functional experience in overseeing the company’s governance, operations, leadership, structure, and strategy. The Board’s annual self-assessment process continues to assure we maintain the right mix of skills, experiences, and perspectives to guide FormFactor’s future growth.
Your vote is important. The agenda for our Annual Meeting of Stockholders is described in detail in the attached Notice of 2026 Annual Meeting of Stockholders and in the attached Proxy Statement. I strongly encourage you to attend the virtual meeting and participate. Whether or not you are able to attend the Annual Meeting, we urge you to vote your shares at your earliest convenience. Thank you for your continued support and your participation in this year’s Annual Meeting of Stockholders
Sincerely,
Michael D. Slessor
President and Chief Executive Officer

 NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

When:	May 15, 2026 at 3:00 p.m., Pacific Daylight Time
Where:
The Annual Meeting will be a virtual meeting of stockholders, which will be conducted online via live webcast. Stockholders of record will be able to attend the Annual Meeting, submit questions, view the stockholder list, and vote online during the meeting by visiting www.virtualshareholdermeeting.com/FORM2026 and using the 16-digit control number included on their proxy card or Notice of Internet Availability. Beneficial owners should review the Proxy Statement as well as their voting instruction form or Notice of Internet Availability of Proxy Materials for how to vote in advance of and participate in the Annual Meeting. We believe a virtual meeting provides the greatest opportunity for stockholder attendance and engagement.

Items of Business:	1.	Election of the seven directors named in the Proxy Statement;
	2.	Approval of an amendment to our Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation;
	3.	Advisory approval of FormFactor, Inc.’s 2025 executive compensation;
	4.	Approval of an amendment to the FormFactor, Inc. 2012 Equity Incentive Plan to increase the number of shares reserved for issuance under the 2012 Equity Incentive Plan by 5,000,000 shares;
	5.	Ratification of the selection of KPMG LLP as FormFactor, Inc.’s independent registered public accounting firm for fiscal year 2026; and
	6.	Action upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Who Can Vote:	Holders of FormFactor, Inc. common stock at the close of business on March 16, 2026. Your vote is important.
Record Date:	The record date for determining those stockholders of our Company who will be entitled to notice of, and to vote at, the Annual Meeting, and at any adjournment thereof, is March 16, 2026.
Whether or not you are able to attend the Annual Meeting online, we urge you to vote your shares through the Internet in accordance with the instructions in the Notice of Internet Availability of Proxy Materials that you received in the mail, or by signing, dating and returning a proxy card or voting instruction form at your earliest convenience.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the meeting, the chair of the meeting will convene the meeting at 3:30 p.m. Pacific Daylight Time on the date specified above and at the company’s principal business address solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investor Relations page of the Company’s website at investors.formfactor.com.

By order of the Board of Directors,
Alan Chan
Senior Vice President, Chief Legal Officer and
Corporate Secretary

INTERNET AVAILABILITY OF PROXY MATERIALS
We are taking advantage of the Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to their stockholders through the Internet. This Proxy Statement and our 2025 Annual Report on Form 10-K are available at http://proxyvote.com. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 02, 2026, we mailed to stockholders as of the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you on how to access and review all the important information contained in this Proxy Statement and in our 2025 Annual Report on Form 10-K (which we posted on the Internet on the same date), as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions on the Notice. We will also provide, without charge, a copy of the 2025 Annual Report on Form 10-K, including the financial statements and the financial statement schedules, to any stockholder who submits a written request to us at our principal executive offices at FormFactor, Inc., Attn: Corporate Secretary, 7005 Southfront Road, Livermore, CA 94551.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION
Certain statements contained in this Proxy Statement and accompanying materials constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts are forward-looking statements. These forward-looking statements include statements concerning, among other things, the company’s expectations or objectives regarding future financial and operational results, including the effect of those results on the compensation discussed in this Proxy Statement, the company’s successful development and execution of strategic and operational plans and growth objectives, and the company’s achievement and execution of its corporate social responsibility objectives and standards, the estimated share usage under our 2012 Equity Incentive Plan, the expected or potential benefits of the proposed amendment to the 2012 Equity Incentive Plan as described in Proposal No. 4, and other statements regarding the company’s business. Forward-looking statements also include statements regarding the company’s management, compensation or governance practices or policies that may indicate an intent or expectation to continue such practices in the future. Where forward-looking statements are expressions of an intent or expectation to continue any management or governance practices, such continuation is subject to future change or cessation except as may be otherwise required by applicable law. In some cases, you can identify these statements by our use of forward-looking words, such as “may,” “might,” “will,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “designed to”, “opportunity”, “future”, and “continue,” the negative or plural of these words and other comparable terminology. The forward-looking statements included in this Proxy Statement and accompanying materials are based on information available to us as of the date hereof and our current expectations about future events, which are inherently subject to change and involve known and unknown risks and uncertainties. Statements regarding our corporate social responsibility efforts may also be based on standards for measuring progress that are still developing, internal controls that are evolving, and on assumptions that are subject to change in the future; in the context of this disclosure, they also may not be considered material for SEC reporting purposes. These statements are also aspirational and are not guarantees or indicators of future actions, targets, or results. You should not place undue reliance on these forward-looking statements. We have no obligation to update any of these statements, and we assume no obligation to do so. Actual events or results may differ materially from those expressed or implied by these statements due to various factors, including but not limited to the matters discussed in the section entitled “Item 1A: Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 27, 2025.

TABLE OF CONTENTS

SUMMARY OF PROPOSALS	1
PROPOSAL NO. 1 — ELECTION OF DIRECTORS	4
Board of Directors	4
Summary of Board Skills	8
Board Leadership Structure	9
Annual Evaluation of CEO and Succession Planning	9
Board Assessment and Director Evaluation	9
Board's Role in Risk Oversight	10
Corporate Governance Highlights	11
Corporate Governance Guidelines	11
Director Education	12
Stock Ownership Guidelines	12
Independence of Directors	12
Board Meetings	13
Committees of the Board of Directors	13
Compensation Committee Interlocks and Insider Participation	14
Consideration of Director Nominees	14
Corporate Codes and Polices	15
Stockholder Communications with Our Board	15
Board Attendance at Annual Meetings	15
Stockholder Engagement	15
Director Compensation	15
PROPOSAL NO. 2 — Amendment to Our Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation	18
Background of the Certificate Amendment	18
Reasons for the Certificate Amendment	19
Additional Information	19
PROPOSAL NO. 3 — ADVISORY APPROVAL OF THE COMPANY’S 2025 EXECUTIVE COMPENSATION	21
PROPOSAL NO. 4 — APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2012 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 2012 EQUITY INCENTIVE PLAN BY 5,000,000 SHARES	23
Summary of Proposed Changes	23
About Our Request for Additional Shares	23
Plan Description	25
New Plan Benefits	27
Historical Plan Benefits	28
Equity Compensation Plan	29
PROPOSAL NO. 5 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM 2026	30
Principal Auditor Fees and Services	30
Pre-Approval of Audit and Non-Audit Services of Auditor	31
Report of the Audit Committee	31
COMPENSATION DISCUSSION AND ANALYSIS	32
Executive Summary	32
Compensation Governance Practices	33

2026 Proxy Statement	i

The information in the Report of the Audit Committee and the Compensation Committee Report contained in this Proxy Statement shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically and expressly incorporate this information by reference into such filings. In addition, this information shall not otherwise be deemed to be “soliciting material” or to be filed under those Acts.

In addition, this Proxy Statement includes several website addresses or references to additional company reports found on those websites. These website addresses are intended to provide inactive, textual references only. Please note that information on such websites, including the information contained in those reports, is provided for convenience only and is not incorporated by reference into this Proxy Statement.

2026 Proxy Statement	ii

ABOUT FORMFACTOR

FormFactor, Inc. (“FormFactor” or the “Company”), headquartered in Livermore, California, is a leading provider of electrical test and measurement technologies along the full semiconductor product lifecycle – from characterization, modeling, reliability, and design de-bug, to qualification and production test. We provide a broad range of high-performance probe cards, analytical probes, probe stations, thermal systems, and cryogenic systems to both semiconductor companies and scientific institutions. Our products provide electrical information from a variety of semiconductor and electro-optical devices and integrated circuits from early research, through development to high-volume production. Customers use our products and services to accelerate profitability by optimizing device performance, reducing scrap, and improving yields.

KEY DATES

Meeting Time: May 15, 2026 at 3:00 p.m., Pacific Daylight Time
Record Date: March 16, 2026

SUMMARY OF PROPOSALS

Below is a summary of the matters to be voted upon at our 2026 Annual Meeting of Stockholders. For more information about these items, please review FormFactor’s complete Proxy Statement and its Annual Report on Form 10-K for the year ended December 27, 2025.

PROPOSAL	BOARD RECOMMENDATION
Proposal No. 1: Election of Directors (page 4)	✔
Proposal No. 2: Amendment to Our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation (page 18)	✔
Proposal No. 3: Advisory approval of FormFactor, Inc.’s 2025 executive compensation (page 21)	✔
Proposal No. 4: Approval of an amendment to the FormFactor, Inc. 2012 Equity Incentive Plan to increase the number of shares reserved for issuance under the 2012 Equity Incentive Plan by 5,000,000 shares (page 23)
✔
Proposal No. 5: Ratification of the selection of KPMG LLP as FormFactor, Inc.’s independent registered public accounting firm for fiscal year 2026 (page 30)	✔

2026 Proxy Statement	1

PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

General Information
Our Board of Directors (the “Board”) has made FormFactor’s proxy materials available to you on the Internet on or about April 02, 2026 or, upon your request, has delivered a printed set of the proxy materials to you by mail in connection with the solicitation of proxies by our Board for our 2026 Annual Meeting of Stockholders (the “Annual Meeting”). FormFactor’s proxy materials are available on the Internet at http://proxyvote.com. We will hold the Annual Meeting on Friday, May 15, 2026, at 3:00 p.m., Pacific Daylight Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted online via live webcast.

We believe a virtual meeting provides the greatest opportunity for stockholder attendance and engagement.

The proxy materials include our Notice of 2026 Annual Meeting of Stockholders, Proxy Statement and the 2025 Annual Report on Form 10-K, which includes our audited consolidated financial statements. If you requested a printed set of the proxy materials by mail, the proxy materials also included a proxy card for the Annual Meeting. If you wish to receive a printed set of the proxy materials, please follow the instructions set forth on the Notice.

Householding
The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers our printing and mailing costs.

Only one Notice and set of proxy materials may have been delivered to your address if multiple stockholders share that address unless we have received contrary instructions from you. Stockholders who wish to opt out of this procedure and receive separate copies of the Notice and proxy materials in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address, e-mail address or phone number below.

We will promptly send a separate copy of the Notice for the 2026 Annual Meeting if you send your request by mail to our Corporate Secretary at FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, by e-mail at corporatesecretary@formfactor.com or by phone at (925) 290-4000.

"Street Name" Shareholders
Most of our stockholders hold their shares of our common stock as a beneficial owner through a broker, bank or other nominee in “street name” rather than directly in their own name. If your shares of our common stock are held in an account with a broker, bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the broker, bank or other nominee holding your shares on your behalf delivered the Notice or a voting instruction form to you. The nominee holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares being held by them.

Voting
Holders of our common stock are entitled to one vote for each share held as of the record date. You may change your vote or revoke your proxy at any time before the final vote at the Annual Meeting: (a) through the Internet before the Annual Meeting at http://proxyvote.com (only your latest Internet proxy submitted prior to the Annual Meeting will be counted), (b) by signing and returning a new proxy card with a later date if you are a stockholder of record, or (c) by attending the Annual Meeting and voting online at www.virtualshareholdermeeting.com/FORM2026 if you are a stockholder of record, or if you are a beneficial owner and have received a control number in your Notice, if you are a beneficial owner and have obtained a proxy from the nominee holding your shares giving you the right to vote your shares. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

2026 Proxy Statement	2

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2026 (Proposal No. 5) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 5. The election of directors (Proposal No. 1), the approval of an amendment to our Amended and Restated Certificate of Incorporation (Proposal No. 2), the advisory approval of FormFactor, Inc.’s 2025 executive compensation (Proposal No. 3), and the approval of an amendment to the FormFactor, Inc. 2012 Equity Incentive Plan (Proposal No. 4) are matters considered non-routine under applicable rules. A bank, broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal Nos. 1, 2, 3, and 4.

If you grant a proxy, the proxy holders, who are officers of the Company, will have the authority in their discretion to vote your shares on any other matters that are properly presented for a vote at the Annual Meeting. If for any reason any of the nominees are not available as a candidate for director, the proxy holders will vote your proxy for such other candidate or candidates as may be recommended by our Board.

Quorum
A majority of the shares of our common stock entitled to vote must be present online or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. We will count your shares for purposes of determining whether there is a quorum if you are present online at the Annual Meeting, if you have voted through the Internet, if you have voted by properly submitting a proxy card, or if the nominee holding your shares submits a proxy card. We will also count broker non-votes and abstentions for the purpose of determining if there is a quorum.

The Board is Making the Solicitation
The Board, on the Company’s behalf, is soliciting the enclosed proxy for use at our Annual Meeting to be held on May 15, 2026 at 3:00 p.m., Pacific Daylight Time or at any postponement or adjournment thereof for the purposes set forth in this Proxy Statement.

We will pay the entire cost for soliciting proxies to be voted at the Annual Meeting. We will pay brokers, banks and other nominees representing beneficial owners of shares of our common stock held in “street name” certain fees associated with delivering the Notice of Internet Availability of Proxy Materials, delivering printed proxy materials by mail to beneficial owners who request them and obtaining beneficial owners’ voting instructions. In addition, our directors, officers, and employees may also solicit proxies on our behalf by mail, telephone, online or in person. We will not pay any compensation to our directors, officers, and employees for their proxy solicitation efforts, but we may reimburse them for reasonable out-of-pocket expenses in connection with any solicitation.

2026 Proxy Statement	3

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The first proposal is to elect seven directors to our Board of Directors (the “Board”), including six independent directors and our Chief Executive Officer (“CEO”).

The nominees for this year’s Annual Meeting are Rebeca Obregon Jimenez, Sheri Rhodes, Michael D. Slessor, Thomas St. Dennis, Kelley Steven-Waiss, Jorge Titinger, and Brian White, all of whom are current directors of FormFactor.

The nominees have been duly nominated by our Board and have agreed to stand for election. The seven nominees, if elected, will hold office for a one-year term expiring at the 2027 Annual Meeting and until their successor has been duly elected and qualified or until their earlier death, resignation or removal.

The proxy holders intend to vote all proxies received for the election of Ms. Obregon Jimenez, Ms. Rhodes, Dr. Slessor, Mr. St. Dennis, Ms. Steven-Waiss, Mr. Titinger, and Mr. White unless otherwise instructed. Proxies may not be voted for more than seven directors.

In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted for a nominee designated by our Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board. As of the date of this Proxy Statement, our Board is not aware that any nominee is unable or will decline to serve as a director of the Company.

Required Vote

Each of the nominees will be elected if holders of shares of our common stock entitled to vote who are present online or represented by proxy at the Annual Meeting cast more votes “for” such nominee’s election than the votes “against” such nominee’s election. If you own shares through a bank, broker, or other holder of record you must instruct your bank, broker or other holder of record how to vote in accordance with their specific instructions in order for your vote to be counted on this Proposal. Any shares not voted “for” or “against” a nominee’s election (whether as a result of stockholder abstention or a broker non-vote) will have no effect on the outcome of the election.

Our Board of Directors recommends a vote FOR the election to our Board of Directors of each of the nominees.

Board of Directors

Our Board currently consists of eight members, and each director stands for election on an annual basis following the expiration of their current term. Mr. Brewer is retiring from the Board at the Annual Meeting and will not stand for re-election. Effective as of Mr. Brewer's retirement, the Board size will be reduced to seven members. All seven returning directors will be up for election at this year’s Annual Meeting. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

2026 Proxy Statement	4

Information as of the record date of this Proxy Statement, regarding our current directors, including their names and positions with the Company, is set forth below.

Name of Director	Age	Position with FormFactor	Director Since	Independent	Governance and Nominating Committee	Compensation Committee	Audit Committee
Mr. Kevin Brewer	68	Director	March 2024	✓	Member		Member(1)(2)
Ms. Rebeca Obregon Jimenez	57	Director	September 2019	✓		Member
Ms. Sheri Rhodes	57	Director	December 2019	✓			Member(2)
Dr. Michael D. Slessor	56	Director and Chief Executive Officer	October 2013
Ms. Kelley Steven-Waiss	56	Director	August 2015	✓	Member	Chair
Mr. Thomas St. Dennis	72	Director and Chairperson	September 2010	✓
Mr. Jorge Titinger	65	Director	June 2021	✓	Chair	Member
Mr. Brian White	61	Director	September 2022	✓	Member		Chair(1)(2)

(1) Our Board has determined that such individual is an audit committee financial expert under the rules of the SEC
(2) Our Board has determined that such individual is financially sophisticated under the rules of the Nasdaq Stock Market
✓ Our Board has determined that such individual is independent under the rules of the SEC and the Nasdaq Stock Market

Based upon the information and discussion of qualifications and experience described in this Proxy Statement, the Board as a whole, and the Governance and Nominating Committee, have determined that each of the nominees are qualified to serve as directors of the Company.

Rebeca Obregon Jimenez
Rebeca Obregon Jimenez has served as a director since September 2019. Ms. Obregon Jimenez currently serves as President, Global Farnell and Integrated solutions at Avnet, a global leader of the design, supply and delivery of electronic components, a role she has held since July 2024. From January 2023 to July 2024 Ms. Obregon Jimenez served as Senior Vice President, Strategic Business Engagements and Supplier Management at Avnet. From January 2020 to December 2022 Ms. Obregon Jimenez served as Corporate Vice President of the Advanced System in Package Business Unit for Amkor Technology, Inc., one of the world’s largest providers of outsourced semiconductor packaging and test services. Prior to that, from August 2014 to January 2020, Ms. Obregon Jimenez served as Corporate Vice President of Sales, and as a Senior Vice President in sales, strategic program management, and in operations finance at Amkor Technology, Inc. From May 1999 to August 2014, Ms. Obregon Jimenez held executive and senior management positions at Integrated Device Technology, Inc., and Integrated Circuit Systems, Inc., in test operations, test engineering and product engineering. From June 1990 to May 1999, Ms. Obregon Jimenez served in the Semiconductor Products Sector of Motorola, Inc., where she held roles of increasing responsibility in a variety of engineering positions. Ms. Obregon Jimenez holds an M.S. in electrical engineering from the National Technological University and a B.S. in electrical engineering from Arizona State University.

Ms. Obregon Jimenez brings to our Board strong executive and operational experience from within the semiconductor industry, particularly within the semiconductor manufacturing and semiconductor test sectors. Ms. Obregon Jimenez also brings an extensive understanding of our customer base and the drivers of customer demand for our products and the market in which we operate, including deep knowledge of the global supplier base for the semiconductor industry, from her experience as President of Global Farnell, as well as Corporate Vice President of the Advanced System in Package Business Unit for Amkor Technology, Inc., and other positions.

Sheri Rhodes
Sheri Rhodes has served as a director since December 2019. Ms. Rhodes currently serves as Chief Customer Officer at Workday, Inc., a leading provider of enterprise cloud applications for finance, human resources, and planning, a role she has held since February 2022. From April 2019 to February 2022, Ms. Rhodes held the role of Chief Information Officer. Prior to joining Workday, Ms. Rhodes served as Chief Technology Officer at Western Union Company, a worldwide financial services and communications company, from May 2017 to April 2019. Ms. Rhodes served as the Chief Information Officer at Electronics for Imaging, Inc., a digital imaging technology company, from December 2015 to May 2017. Prior to her role at Electronics for Imaging, Inc., Ms. Rhodes held various leadership roles at Symantec, Visa,

2026 Proxy Statement	5

Washington Mutual, and KPMG. Ms. Rhodes earned an M.B.A. and a B.S. in Business Administration from San Diego State University.

Ms. Rhodes brings to our Board extensive executive-level management expertise in technology companies, as well as a deep understanding of complex global organizations and information technology management. Ms. Rhodes also brings to our Board a broad base of financial reporting and corporate governance expertise. The Board has determined that Ms. Rhodes meets the financial sophistication requirements of the Nasdaq’s listing standards.

Michael D. Slessor
Michael D. Slessor has served as a director since October 2013. Dr. Slessor has served as our President since October 2013 and became our Chief Executive Officer in December 2014. Dr. Slessor served as Senior Vice President and General Manager, MicroProbe Product Group from October 2012 to October 2013. Before joining FormFactor, Dr. Slessor was President and Chief Executive Officer of MicroProbe Incorporated from July 2008 through the October 2012 closing of FormFactor’s acquisition of MicroProbe. Prior to joining MicroProbe, he held various management, product-marketing, and applications-engineering positions in the semiconductor industry, primarily with KLA-Tencor. Dr. Slessor has served as a Director of Benchmark Electronics (NYSE: BHE) since October 2025, including as a member of its Audit Committee. Dr. Slessor received his Ph.D. in Aeronautics and Physics from the California Institute of Technology and holds a B.A.Sc. in Engineering Physics from the University of British Columbia.

Dr. Slessor provides extensive knowledge and experience in the semiconductor equipment industry, particularly within the semiconductor equipment manufacturing and semiconductor test sectors. Dr. Slessor also provides the Board with vision and insight from his years of service as our Chief Executive Officer, and from his service as the former President and Chief Executive Officer of MicroProbe.

Kelley Steven-Waiss
Kelley Steven-Waiss has served as a Director since August 2015. Ms. Steven-Waiss currently serves as the Founder and Chief Executive Officer of Novaworks, Inc., a venture-backed cloud-based AI-native Human Capital Management software company. Prior to that, she served as Chief Transformation Officer and Head of Workforce Innovation at ServiceNow from June 2022 to January 2026, after the venture-backed company that she founded, Hitch Works, Inc. a SaaS-based enterprise talent mobility platform was acquired by ServiceNow. She led Hitch Works, Inc as founder and CEO as well as Executive Chairman from July 2020 to June 2022. Prior to that, Ms. Steven-Waiss served as the Chief Innovation Officer and Human Resources Officer at HERE Technologies Global B.V., a software location intelligence company from April 2016 to July 2020. She previously served as the Executive Vice President and Chief Human Resources Officer of Extreme Networks, Inc., a software and services-led networking solutions company from March 2014 to March 2016. Ms. Steven-Waiss also served as the Vice President of Worldwide Human Resources for Integrated Device Technology, Inc., from 2009 through 2012, and prior to that, as the Vice President of Worldwide Human Resources for PMC-Sierra, Inc. Since May 2025, Ms. Steven-Waiss has also served as an independent board director of a PE-backed company CiraSync- a SaaS software company providing contact and calendar automation. She earned her M.A. in human resources and organization development from the University of San Francisco and a B.A. in journalism from the University of Arizona.

Ms. Steven-Waiss brings to the Board years of executive-level management expertise in technology companies, as well as a deep understanding of complex global organizations and human capital management. Ms. Steven-Waiss has substantial leadership experience from her roles as the Chief Transformation Officer of ServiceNow, Founder and Chief Executive Officer, and Executive Chairman, of Hitch Works, Inc., Chief Human Resources Officer of HERE Technologies Global B.V., and her previous executive roles, including as a chief human resources officer and other executive human resources positions at public technology companies.

Thomas St. Dennis
Thomas St. Dennis has served as a director since September 2010 and has served as the Chairperson of the Board since February 2016, prior to which he served as our Executive Chairperson of the Board from October 2013 to February 2016. Mr. St. Dennis served as our Chief Executive Officer from September 2010 through December 2014. Mr. St. Dennis has served as a director of Axcelis Technologies, Inc., a semiconductor company, since May 2015. Mr. St. Dennis has served as a director of Veeco Instruments Inc., since May 2016, including as a member of its Compensation Committee since May 2016 and its Audit Committee since May 2023. Mr. St. Dennis also served on the Board of Directors of Mattson Technology, Inc., a semiconductor manufacturing company, from September 2013 to May 2016. Mr. St. Dennis previously held various positions at Applied Materials, Inc., from 1992 to 1999 and again from 2005 to 2009, most recently as its

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Senior Vice President and General Manager of the Silicon Systems Group. He also served at Novellus Systems, Inc. as Executive Vice President of Sales and Marketing from 2003 to 2005. From 1999 to 2003, Mr. St. Dennis was President and Chief Executive Officer of Wind River Systems, Inc. Mr. St. Dennis holds an M.S. in Physics and a B.S. in Physics from the University of California, Los Angeles.

Mr. St. Dennis provides extensive semiconductor industry and leadership experience as the past Chief Executive Officer of the Company, as well as from having served as Senior Vice President and General Manager of the Silicon Systems Group at Applied Materials, and as the President and Chief Executive Officer of Wind River Systems, Inc. He maintains a valuable network of customer and industry relationships, and vital perspectives on corporate governance from his service on several public company boards.

Jorge Titinger
Jorge Titinger has served as a director since June 2021. Mr. Titinger is currently the Chief Executive Officer of Titinger Consulting, a firm he founded in November 2016, focused on providing strategy, corporate transformation, and human capital advice to its clients. Mr. Titinger has served as a director of Ichor Systems, Inc., since June 2022. He also has served as a director of Axcelis Technologies, Inc., since August 2019. Mr. Titinger served as a director of CalAmp Corp., from June 2015 until August of 2024 when the company went private and as a director of Xcerra Corporation from October 2012 until it was acquired by Cohu in 2018, where he served as a director until May 2021. He also served as a director of Hercules Capital, Inc., from October 2017 to June 2020. Mr. Titinger was President, Chief Executive Officer and director of Silicon Graphics, Inc., from February 2012 to November 2016. Mr. Titinger also served as President, Chief Executive Officer, and director of Verigy Ltd. in 2011 and held other senior executive roles from 2008 to 2011. Prior to Verigy, he held senior executive positions with FormFactor, Inc., KLA-Tencor Corporation and Applied Materials. Mr. Titinger was recognized as one of the Top 100 Directors by NACD in 2023 and 2024 for demonstrated excellence, leadership and impact in the Boardroom. Mr. Titinger holds an M.S. in Engineering Management and Business, and an M.S. and B.S. in Electrical Engineering from Stanford University.

Mr. Titinger brings to the Board over 30 years of experience in the high-tech industry and has held various executive positions in the semiconductor equipment and computer industries. Mr. Titinger is also a published author of the book, “Differences That Make A Difference,” which focuses on the impact of inclusion and diversity on the success of companies. Mr. Titinger brings an innovative perspective to FormFactor with his extensive board level experience in public companies, significant industry knowledge, and ability to develop strategic initiatives.

Brian White
Brian White has served as a director since September 2022. Mr. White served as the Chief Financial Officer for Ambarella, Inc., a system-on-chip (SoC) provider of low-power AI vision processors, from March 2022 to February 2024. Mr. White served as the Chief Financial Officer for Maxim Integrated, a supplier of high-performance analog/mixed signal semiconductor solutions, from August 2019 to August 2021. From September 2013 to March 2019, Mr. White served as the Chief Financial Officer for Integrated Device Technology, Inc. Mr. White also served as the Vice President of Finance & Treasurer at Integrated Device Technology, from 2007 to 2013. Prior to that, Mr. White held a variety of financial and operational management positions at companies such as Nvidia, Hitachi GST, IBM, and Deloitte. Mr. White holds an M.B.A. from the University of Notre Dame and a B.A. in Business Administration from Seattle University. Mr. White is also a licensed Certified Public Accountant and a Certified Financial Planner.

Mr. White brings deep functional expertise in finance to the Board, along with over 30 years of experience in the semiconductor and high-tech industries. Mr. White is a licensed Certified Public Accountant and has an extensive background in our industry and a broad base of financial reporting expertise from his experiences at Ambarella, Maxim Integrated, and Integrated Device Technology. The Board has determined that Mr. White is an audit committee financial expert as defined under the regulations of the SEC and meets the financial sophistication requirements of the Nasdaq’s listing standards. Mr. White’s top three skills identified in our Board skills assessment are Financial and Risk Management, Human Capital Management, and Mergers and Acquisitions.

All Board members and nominees are expected to fully participate in Board activities, including preparation for, attendance at and active participation in meetings of our Board, and to have a high degree of personal integrity and interpersonal skills. Each is also expected to represent the best interests of all of our stockholders.

The Board has determined that Messrs. St. Dennis, Titinger, and White, and Mses. Steven-Waiss, Obregon Jimenez and Rhodes, representing six of our seven continuing directors, are currently independent under applicable Nasdaq Stock

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Market and SEC rules. Our CEO, Dr. Slessor, is a member of our Board and is not independent. There are no family relationships among any of the director nominees, directors or any of our executive officers. In addition, no nominee has an arrangement or understanding with another person under which he or she was or is to be selected as a director or nominee.

Summary of Board Skills

The Governance and Nominating Committee conducts a Board skills assessment annually in order to evaluate the expertise of the Board, and to provide focus for Board development and education activities. As part of this annual assessment, each director self-identifies one skill at the expert level, up to two skills at the highly experienced level, and up to three skills at the proficient level, across the Board's eleven-skill matrix. The skills matrix published below reflects all skills identified by each director. The resulting skills matrix is reviewed at a meeting of the Governance and Nominating Committee with all directors present. The skills specified for each Board member are identified in the director biographies above for each director. The Board believes that our current directors, collectively, provide the breadth of experience and skills necessary for a well-functioning board. The below reflects the skills included in our director skills matrix, which are also skills considered by our Governance and Nominating Committee when assessing the qualification of potential director candidates.

Leadership and Senior Management
Directors who have served in senior leadership roles understand strategy and risk management and have the experience and perspective to evaluate and oversee the execution of operational and policy issues.

International Business Operations
Experience in a variety of geographic, political, economic, and cultural environments outside of the U.S. is important in understanding and overseeing our global business and strategies.

Sales & Marketing
Expertise in sales and marketing, with knowledge of customer relationships and demands, enables board-level guidance to oversee and enable important customer-related strategies and market dynamics.

Financial and Risk Management
Directors with an outstanding background in complex financial and accounting matters supports effective capital management, and oversight of financial reporting and internal controls.

Manufacturing Operations
Knowledge of the unique challenges presented in developing and operating manufacturing technologies and volume production capabilities with precision and efficiency is highly valued in the oversight of our operations and strategies.

Information Technology & Cybersecurity
Extensive skill in information systems and network security is important to assessing and guiding our continuous investments in information technologies and infrastructure.

Engineering & Product Development
Directors with experience in engineering and developing new products and technologies provide critical perspectives for the oversight of our research and development projects and investments to address rapidly changing customer technology requirements.

Human Capital Management
Managing talent is key to supporting our continued success, and directors with human resources and human capital management expertise also bring important guidance to our talent acquisition and succession planning.

ESG & CSR
Directors with experience in environmental, social and governance (“ESG”) and corporate social responsibility (“CSR”) matters provide critical perspectives for the oversight of our ESG and CSR programs and the integration of ESG and CSR objectives throughout FormFactor.

Mergers & Acquisitions
Directors with experience in providing timely and objective financial and commercial analyses of prospective mergers and acquisitions provide significant advantages, including in the structuring of transactions and the integration of businesses.

Artificial Intelligence (“AI”) Expertise Experience with AI and machine learning technologies, including their development, deployment, and governance.
Related Industry
Knowledge of an industry or industries adjacent to the advanced probe cards industry is important to supporting the company’s innovation of new technologies and long-term development of revenue streams and customer mix.

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Skill Category	St. Dennis	Slessor	Brewer	Jimenez	Rhodes	Steven- Waiss	Titinger	White
Sales/Marketing	✓	✓		✓	✓	✓	✓	✓
Operations/Manufacturing		✓	✓	✓			✓	✓
Related Industry	✓		✓	✓			✓
Engineering & Product Dev.	✓	✓	✓	✓	✓	✓	✓
Financial Expert			✓					✓
International Experience	✓			✓	✓	✓
Information Technology/Cyber			✓		✓
Human Resources	✓	✓				✓	✓	✓
M&A	✓	✓	✓	✓	✓	✓		✓
ESG/CSR		✓						✓
AI Expertise					✓	✓	✓

Board Leadership Structure

Our Corporate Governance Guidelines state our policy that the positions of Chairperson of the Board and CEO are to be held by separate persons. The roles of CEO and Chairperson have remained continuously separate since 2015. Under our Corporate Governance Guidelines, when our Chairperson is an independent director, as is presently the case, the Chairperson also acts as our lead independent director, responsible for coordinating the activities of the other independent directors. The Board believes this structure provides an effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.

Annual Evaluation of CEO and Succession Planning

At each quarterly meeting of the Board, the CEO reports to the Board regarding achievement of previously established goals and objectives. The annual evaluation of the CEO begins with a self-evaluation by the CEO presented to the non-executive directors. The non-executive directors then meet separately in executive session annually to conduct a formal evaluation of the CEO. This evaluation is then communicated to the CEO by the Chairperson. The evaluation is based on both objective and subjective criteria, including, but not limited to, the Company’s financial performance, accomplishment of ongoing initiatives in furtherance of the Company’s long-term strategic objectives, and development of the Company’s executive team. The results of the evaluation are considered by the Compensation Committee in its deliberations when determining the compensation of the CEO as further described under “Executive Compensation and Related Information” below.

One of the key responsibilities of our Board is to ensure that the Company has a high-performing executive team in place. Our Board has responsibility for executive succession planning, with specific responsibilities also delegated to the Compensation Committee and the Governance and Nominating Committee. The Board manages a succession planning process, and, on an annual basis, reviews succession plans for the CEO and certain other members of our executive team. This process is designed to identify the pool of qualified internal candidates who can assume executive positions and identify positions that would most likely require an external search to fill. To assist the Board, the CEO annually provides and discusses with our Board an assessment of members of our executive team and discusses the potential of these individuals to succeed to the CEO position.

Board Assessment and Director Evaluation

The Board, as overseen by the Governance and Nominating Committee, conducts an annual Board assessment and individual committee and director evaluations. These processes help ensure that the Board and its committees function effectively and in the best interest of our stockholders and other stakeholders. We believe these processes are well designed to promote good governance and to set expectations for the relationships and interactions of the Board and management.

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Board's Role in Risk Oversight

We operate within the semiconductor test and measurement equipment industry. We sell products to integrated circuit manufacturers and others within the broader semiconductor and electronics industry. Our business necessarily involves many operational and market-driven risks. A list of risk factors associated with our business can be found in our Annual Report on Form 10-K for our fiscal year ended December 27, 2025, as filed with the SEC.

Practically all activities of the Company’s executives have an aspect of risk management. Executives are required to treat the assessment and management of risks in their activities as an integral part of their management duties, and the identification and handling of risk varies depending on the nature of the activity. As part of the risk management process, each leader of the Company’s business units and functions is responsible for identifying key risks that could affect the achievement of business goals and strategies or impact the Company’s customers or other stakeholders, or the environment for assessing and prioritizing those risks, and for determining appropriate actions to be taken to manage and mitigate such risks.

The Company’s annual risk assessment process is designed to support both the Board’s role in risk oversight and the effective assessment and management of risks by management. This involves the compilation of responses to a review conducted by the Board with reference to the prior year’s risk assessment, and a mapping of important risks to specific topics presented at Board and committee meetings in order to support Board oversight of the pertinent risks.

The Board uses these risk assessments to confirm alignment between the Board’s and management’s prioritization of specific risks, the frequency of risk reviews, and the executive lead responsible for addressing each identified risk. This process also supports analyses at the management and Board level of the factors which drive the:

•amount of risk that the Company should be willing to accept in the pursuit of its business plans and strategies;
•ability of the Company to withstand the negative occurrences arising out of risks;
•Company’s approaches to the transfer of risks to third parties; and,
•ongoing attention and resources that the Company devotes to risk assessment and mitigation.

Our Board exercises these risk oversight activities explicitly and as part of its other oversight activities. At its regularly scheduled meetings, the Board receives reports from executives and senior leaders who have primary responsibility for the Company’s activities, such as for manufacturing, research and development, sales and marketing, finance, and compliance. Analyses of pertinent risks to the Company’s achievement of its objectives are integral to Board proceedings.

The Board also exercises its risk oversight function through the three committees of the Board.

Audit Committee Risk Oversight. As prescribed in its charter, the Audit Committee oversees the Company’s accounting, financial reporting and internal controls, as well as the integrity of the Company’s financial statements, the Company’s compliance with applicable laws related to accounting and financial reporting, and the Company’s assessment of risk and risk management. This includes oversight of risk management in connection with the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting, risks relating to significant transactions and structures, and risks to proper financial reporting. The Audit Committee is responsible for reviewing and discussing with management and the Company’s independent registered public accounting firm any guidelines and policies relating to risk assessments and risk management within the scope of the Audit Committee’s activities. This includes the measures that management takes to monitor, control, and minimize the Company’s major financial risk exposures.

Compensation Committee Risk Oversight. As part of its oversight of the Company’s compensation programs, the Compensation Committee oversees risks presented by our Company’s compensation and benefits plans, policies and programs. The Compensation Committee also oversees and interacts with the Board and the Audit Committee regarding the management of risks arising from our Company’s executive and employee compensation practices. This includes helping the Company avoid creating incentives for management to take risks that are not adequately justified with reference to stockholders’ and other stakeholders’ interests. This compensation risk assessment is aided by a specific evaluation of the subject performed by the independent compensation consultant to the Compensation Committee. In addition, the Compensation Committee oversees the Company’s compliance with regulations governing executive and

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director compensation and sound compensation governance, and oversees other risks related to the Company’s human capital management.

Governance and Nominating Committee Risk Oversight. As prescribed in its charter, the Governance and Nominating Committee oversees the Company’s corporate governance practices and is responsible for reviewing the effectiveness of the Board’s risk oversight process through which risk oversight responsibilities are allocated among the Board and its committees. The Governance and Nominating Committee oversees the management of risks associated with governance issues, such as the independence of the Board and key executive succession planning, the Company’s ESG programs, and the Company’s programs for monitoring and managing cybersecurity and artificial intelligence risks. The Committee receives regular updates from management on these various risk areas, including receipt of cybersecurity incident reporting metrics and information regarding the effectiveness of the Company’s cybersecurity awareness program.

Corporate Governance Highlights

Our commitment to good corporate governance includes the following practices:

•7 out of 8 independent directors (6 out of 7 independent directors after Mr. Brewer's retirement)
•Annual election of all directors
•Variety of Board skills, experience and background
•Stock ownership guidelines for directors and executive officers
•Independent Chairperson, separate from CEO
•Thoughtful Board refreshment, with over half the Board added in the past seven years
•Voting rights proportional to economic interests - one share equals one vote
•No stockholder rights plan/poison pill

•Formal succession planning process
•Majority voting for directors, including resignation policy in uncontested elections if a director fails to receive the requisite votes
•Board and committee oversight of ESG, including sustainability and corporate social responsibility, and human capital management
•Annual Board, committee, and director evaluations
•Strict policy prohibiting the pledging or hedging of company shares of our common stock or similar transactions
•Clawback policy for incentive compensation
•Board risk oversight and assessment

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and regularly reviews its processes and procedures in light of such developments. This includes review of federal and state laws affecting corporate governance, as well as rules promulgated by the SEC and the Nasdaq Stock Market. The Company believes that it has sound governance procedures and practices in place which are designed to enhance and protect the interests of its stockholders.

The Board has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines, which can be found on the Company’s website at www.formfactor.com, address, among other matters, the following:

•Size of the Board
•Requirement that the Board be comprised of a majority of independent directors
•Limits on the number of other public company boards on which directors may serve
•Impact of certain changes to a director’s status, such as the tendering of notice in the event of a change in principal occupation or position

•Requirement that each committee of the Board be comprised entirely of independent directors
•Annual CEO performance assessments
•Stockholding requirements for directors and executive officers
•Individual director performance reviews
•Other matters germane to the structure, operation and responsibilities of the Board

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Director Education

The Company’s Corporate Governance Guidelines encourage directors to participate in continuing education. We provide our directors with education opportunities through in-house presentations and third-party providers at no cost to them. Individual directors also share relevant information and insights with the Board from attendance at presentations and seminars sponsored by governance organizations and service providers. We and our directors also circulate a variety of publications of interest on corporate governance and other relevant topics among the Board.

All new directors are provided substantial orientation designed to familiarize new directors with our businesses, strategies, and challenges, and to assist new directors in developing and maintaining the skills necessary or appropriate for the performance of their responsibilities.

Stock Ownership Guidelines

To better align our Company’s non-executive directors’ and executives’ financial interests with those of our stockholders, the Board has established stock ownership guidelines for non-executive directors and executive officers. Our Corporate Governance Guidelines state that (i) each non-employee director should hold at least the greater of (a) 5,000 shares or (b) shares equal in value to three times (3x) the annual cash retainer for service as a director; (ii) the CEO shall hold at least the greater of (a) 10,000 shares or (b) shares equal in value to three times (3x) the CEO’s annual base salary; and (iii) each “executive officer” (other than the CEO) should hold at least the greater of (a) 10,000 shares or (b) shares equal in value to two times (2x) the executive officer’s annual base salary. Shares counted for this purpose include shares owned by the director or executive officer, shares owned jointly with, or separately by, spouse and/or minor children, including shares held in trusts, and vested, unreleased restricted stock units (“RSUs”). Persons joining the Board or becoming executive officers have five (5) years, from the time they become Board members or executive officers, as applicable, to meet the ownership guidelines. In the event the requisite number of shares is increased by the Board, Board members and executive officers, as applicable, will have until the later of three (3) years from the time of the increase or five (5) years from the time they joined the Board or were appointed as an executive officer, respectively, to acquire any additional shares needed to meet such revised guidelines.

As of April 02, 2026, all of our non-employee directors and executive officers are in compliance with these stock ownership guidelines.

Independence of Directors

Our Board has determined that each of our directors is independent other than Dr. Slessor, our CEO. We define “independent directors” pursuant to the rules of the SEC and the Nasdaq Stock Market. To be considered independent, a director cannot be an officer or employee of our Company or its subsidiaries and cannot have a relationship with our Company or its subsidiaries that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making the “independence” determination, our Board considered all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our Board consults with our Chief Legal Officer to confirm that its determinations are consistent with all relevant laws, rules, and regulations regarding the definition of “independent director,” including applicable securities laws and the rules of the SEC and the Nasdaq Stock Market. These definitions include a series of objective tests to determine independence, including that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition to standards for director independence generally, the Board has considered the independence of each director who serves on the Audit Committee or Compensation Committee and determined that each satisfies the standards established by the SEC and the Nasdaq Stock Market for directors serving on an audit committee or compensation committee, as applicable, of a company listed on the Nasdaq Stock Market. In making this determination, the Board considered whether any such director accepts any consulting, advisory, or other compensatory fee from the Company

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other than director compensation, or otherwise has an affiliate relationship with the Company or other relationships that would impair the director’s judgment as a member of the applicable committee.

Board Meetings

We generally set the dates and times of our Board and Board committee meetings significantly in advance. During fiscal year 2025, our Board held six meetings. During fiscal year 2025, each of the directors attended at least 75% of the meetings of the Board and each committee on which he or she served during the year.

Committees of the Board of Directors

Our Board has established three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each committee has a formal charter adopted by the Board which is reviewed at least annually for appropriate updates. A copy of the charter of each active committee is posted on the Corporate Governance page of our company’s website at www.formfactor.com.

Audit Committee
Primary oversight responsibilities include:
•    Sole authority over the selection, compensation, and evaluation and termination of our independent registered public accounting firm
•    Represents and assists the Board in fulfilling its responsibility to oversee the:
(i)quality and integrity of our financial statements
(ii)completeness, adequacy, and effectiveness of our internal controls over financial reporting and disclosure controls and procedures
(iii)nature of any identified deficiencies and the implementation of corrective actions in relation to our internal controls over financial reporting
(iv)financial and accounting policies, judgments, decisions, and risks relating to significant transactions and structures
(v)compliance with laws and regulations related to accounting and financial reporting
(vi)results of the independent auditors’ audits of the Company’s annual financial statements and interim reviews
(vii)assessment of risk and risk management

Our Board has determined that each member of the Audit Committee is independent under the rules of the SEC and the Nasdaq Stock Market for purposes of determining independence of directors generally and of directors who serve on the audit committee of a company listed on the Nasdaq Stock Market, and is able to read and understand financial statements as contemplated by such rules. Our Board has also determined that each of Brian White and Kevin Brewer is an audit committee financial expert under the rules of the SEC, and that each member of the Audit Committee is financially sophisticated under the rules of the Nasdaq Stock Market. The Audit Committee met four times during fiscal year 2025.

Compensation Committee
•Represents and assists the Board in fulfilling its responsibility to oversee, recommend, or determine the:
(i)compensation of our officers, including the CEO
(ii)Company’s compensation programs, including equity, cash bonus and benefit plans, policies, and programs
(iii)human capital management practices and risk
(iv)compensation of our non-employee directors
(v)administration of incentive compensation and equity-based plans, approval of grants and plan amendments
(vi)appointment, compensation and oversight of any independent compensation consultant or other advisor

For more information about the role of our Compensation Committee, see the “Compensation Discussion and Analysis” below.

Our Board has determined that each member of the Compensation Committee is independent within the meaning of the rules of the SEC and the Nasdaq Stock Market for purposes of determining independence of directors generally and of

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directors who serve on the compensation committee of a company listed on the Nasdaq Stock Market, and is a “non-employee” director as defined by Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended. The Compensation Committee met four times during fiscal year 2025.

Governance and Nominating Committee
Primary oversight responsibilities include:
•Represents and assists the Board in fulfilling its responsibility to oversee the:
(i)composition, structure, and evaluation of the Board and its committees, including identification and recommendation of qualified candidates for election to the Board
(ii)Company’s corporate governance policies and practices
(iii)Company’s stockholder engagement and related processes
(iv)adequacy and administration of the Company’s legal compliance programs, Code of Business Conduct, and other policies relating to compliance, other than those related to accounting or financial reporting (which are the responsibility of the Audit Committee of the Board)
(v)Company’s corporate responsibility and sustainability performance, including potential trends and impacts to the company’s business regarding ESG issues and the Company’s reporting on these matters
(vi)review of risk oversight processes and allocation of risk oversight responsibilities among the Board and its committees
(vii)Company’s programs for monitoring and managing information security and technology risks, including cybersecurity risk
(viii)director independence and related party transactions

Our Board has determined that each member of the Governance and Nominating Committee is independent within the meaning of the rules of the SEC and the Nasdaq Stock Market for purposes of determining independence of directors generally. The Governance and Nominating Committee met four times during fiscal year 2025.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Mr. Titinger and Mses. Obregon Jimenez and Steven-Waiss, with Ms. Steven-Waiss serving as the chairperson. None of the members of our Compensation Committee is, or was during 2025, one of our officers or employees. None of our named executive officers serves, or during fiscal year 2025 served, as a member of the board of directors or compensation committee of any entity that has or then had one or more of its executive officers serving on our Board or our Compensation Committee.

Consideration of Director Nominees

Nominations to our Board are determined by our Board on the recommendation of the Governance and Nominating Committee. The Governance and Nominating Committee generally identifies nominees based upon its own search, as well as recommendations by our directors and members of management. In addition, the Governance and Nominating Committee also considers recommendations properly submitted by our stockholders. The Governance and Nominating Committee may retain recruiting professionals to assist in the identification and evaluation of candidates for director nominees, and the Company has, in the past, paid a third party to assist us in a director search process.

In selecting director nominees, our Governance and Nominating Committee considers many factors, including an understanding of the semiconductor, electronics or other technology industries and experience in business operations, finance, marketing, strategic planning, and other relevant disciplines. Other important factors in the evaluation of candidates include outstanding career achievements, essential and complementary skills, soundness of judgment, independent thinking, and range of viewpoints and experiences. Our Governance and Nominating Committee takes into consideration many aspects of diversity in the nomination process, such as experiences, gender, and ethnicity. In selecting director nominees, our Governance and Nominating Committee also considers candidates based on the need to satisfy the applicable SEC regulations and the Nasdaq Stock Market rules. Board members are encouraged to cultivate and utilize a broad professional network to aid in this process.

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Stockholders can recommend qualified candidates for our Board by writing to the Corporate Secretary at FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551. Such candidates will be considered in accordance with our bylaws and are evaluated in the same manner as any other candidates.

After evaluating Rebeca Obregon Jimenez, Sheri Rhodes, Kelley Steven-Waiss, Michael D. Slessor, Thomas St. Dennis, Jorge Titinger, and Brian White pursuant to the above criteria, our Board approved the nomination of these seven current directors for election to our Board.

Corporate Codes and Polices

We have adopted a Code of Business Conduct that applies to our directors, officers, and employees. Our Code of Business Conduct and other policies are designed to provide that our directors, officers, and employees observe high standards of personal and business ethics, and to provide a means for our directors, officers, and employees to report violations or suspected violations of Company policies without fear of harassment, retaliation or adverse employment consequences. We intend to disclose any amendment or waiver of provisions of our Code of Business Conduct through our website within four business days following the amendment or waiver. In addition, we have adopted Corporate Governance Guidelines and policies on insider trading, related party transactions and other matters relevant to our compliance and governance. Our Corporate Governance Guidelines and certain other policies are available on the Corporate Governance page of our website at www.formfactor.com.

Stockholder Communications with Our Board

Our stockholders may communicate with our Board, or any of our individual directors, by submitting correspondence by mail to our Corporate Secretary at FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, or by e-mail at corporatesecretary@formfactor.com. Our Corporate Secretary or a designee will review such correspondence and forward those not deemed frivolous or inappropriate to the Board, the appropriate Board committee, or member(s) of the Board. The Company’s acceptance and forwarding of communications to our Board does not imply that the Company’s directors owe or assume any fiduciary duties to persons submitting the communications. Our Governance and Nominating Committee periodically reviews our process for stockholders to communicate with our Board to support effective communications.

Board Attendance at Annual Meetings

We encourage the members of our Board to attend our annual meeting of stockholders. We do not have a formal policy requiring attendance at annual meetings by the members of our Board. Four of our nine directors serving at the time of our 2025 Annual Meeting of Stockholders attended the annual meeting.

Stockholder Engagement

Our investor outreach program utilizes activities such as investor conferences, roadshows, meetings and conference calls to enable two-way discussions about the Company’s strategy, operations and financial performance and objectives. The feedback that we receive from our stockholders helps to strengthen our corporate practices over time.

Director Compensation

The form and amount of compensation paid to our non-executive directors for serving on our Board and its committees is designed to be competitive with industry practices and the obligations imposed by such service.

To align the long-term interests of our directors with those of our stockholders, a substantial portion of director compensation is provided in equity-based compensation. The value of total annualized compensation of our non-executive directors is targeted to be at approximately the median of our peer group of companies, which is described below under the “Compensation Discussion and Analysis” section in this Proxy Statement. Other than the compensation disclosed below, no director received compensation or other payment for their candidacy or service on our Board.

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Cash Compensation. Our cash compensation policy for our non-executive directors during fiscal year 2025, which did not change since fiscal year 2024, is set forth in the following table.

Compensation Element	Fiscal Year 2025 Cash Compensation
Director Annual Retainer	$52,500
Chairperson Annual Retainer	$50,000 for Board Chairperson
$22,000 for Audit Committee Chairperson
$15,000 for Compensation Committee Chairperson
$10,000 for all other committee chairpersons
Committee Member Annual Retainer	$11,000 for Audit Committee member
$7,500 for Compensation Committee member
$5,000 for all other committee members
Equity Compensation. For fiscal year 2025, following the 2025 annual stockholders meeting, continuing directors received a RSU award of approximately $190,000 worth of shares of common stock (based on our average closing stock price for the 20 trading days preceding the date of the award) that vests monthly over a one-year period, the vested portion of which will settle in shares only at the earlier of the one-year anniversary of the grant or upon the departure of the director from the Board. The policy regarding initial equity grants to non-employee directors provides that such grants are to be calculated on a pro-rated basis relative to the anniversary of the most recent annual RSU grant made to continuing directors (the “Anniversary Date”). Accordingly, any newly appointed director will receive a pro-rated RSU award based on $190,000 (calculated in the same manner as the continuing directors’ awards) worth of shares of common stock that vests monthly from the date of grant until the date that is the Anniversary Date, the vested portion of which will settle in shares only at the earlier of the Anniversary Date or upon the departure of the director from the Board.

2025 Director Compensation. The following table presents the compensation earned or paid to our non-executive directors for fiscal year 2025. Compensation paid to Dr. Slessor, our CEO, for fiscal year 2025 is described under the “Compensation Discussion and Analysis” and “Executive Compensation and Related Information” sections below in this Proxy Statement.

Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
		(1)(2)(3)(4)
Kevin Brewer	68,500	209,288	—	277,788
Rebeca Obregon Jimenez	60,000	209,288	—	269,288
Sheri Rhodes	63,500	209,288	—	272,788
Thomas St. Dennis	102,500	209,288	—	311,788
Kelley Steven-Waiss	72,500	209,288	—	281,788
Jorge Titinger	70,000	209,288	—	279,288
Brian White	79,500	209,288	—	288,788
(1)The stock awards are RSUs that we awarded to our non-executive directors under our 2012 Equity Incentive Plan. The RSUs vest monthly over a one-year period and the vested portion settles in shares only at the earlier of the one-year anniversary of the date of grant or upon the departure of the director from the Board.
(2)The amounts shown reflect the aggregate grant date fair value of all awards granted in fiscal year 2025 for financial statement reporting purposes in accordance with Financial Accounting Standards Board Topic No. ASC 718, Compensation - Stock Compensation. Assumptions used in the calculation of these amounts are described in Note 14, Stock-Based Compensation, to our Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 27, 2025.
(3)The Company has a pre-defined policy for calculating the number of RSUs subject to an award by dividing the targeted award value by the average closing price of a share of our common stock on the Nasdaq Stock Market during the 20 trading days preceding the date of such award (the “20-day Average Price”). For the awards of 6,528 RSUs to non-executive directors on May 16, 2025, the 20-day Average Price was $29.11 and the stock price on the date of grant was $32.06.

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(4)A summary of options and RSUs outstanding as of December 27, 2025 for each of our non-employee directors is as follows:

Name	Stock Options Outstanding	Restricted Stock Units Outstanding
Kevin Brewer	—	6,528
Rebeca Obregon Jimenez	—	6,528
Sheri Rhodes	—	6,528
Thomas St. Dennis	—	6,528
Kelley Steven-Waiss	—	6,528
Jorge Titinger	—	6,528
Brian White	—	6,528

Other. We reimburse our directors for travel, director continuing education programs and other business expenses incurred in connection with their services as a member of our Board and its committees and extend coverage to them under the Company’s travel accident and directors’ and officers’ indemnity insurance policies.

Non-executive directors may elect to receive a restricted stock award or RSU award under our 2012 Equity Incentive Plan in lieu of payment of a portion or all of the non-executive director’s annual retainer based on the fair market value of our common stock on the date the annual retainer would otherwise be paid. None of our directors have made such an election in relation to their annual retainer for 2025.

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PROPOSAL NO. 2 — Amendment to Our Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation

We are asking you to approve an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) primarily to eliminate or limit the liability of officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”) and to remove inoperative language relating to the classification of the Board and references to our 2024 annual meeting of stockholders, which have no continuing effect (the “Certificate Amendment”). This Proposal No. 2 is a result of the Governance and Nominating Committee and the Board’s ongoing review and consideration of the Company’s corporate governance policies, structure, and functioning, taking into account broader regulatory updates, corporate governance trends, peer practices, and views and perspectives of our stakeholders.

Background of the Certificate Amendment

Article SEVENTH of our Certificate of Incorporation currently includes exculpatory provisions that eliminate the personal liability of directors for monetary damages for breaches of the fiduciary duty of care to the fullest extent permitted by the DGCL, subject to certain exceptions prescribed by the DGCL, including for intentional misconduct or knowing violations of the law. Under prior Delaware law, the statutory exculpatory provisions could only be extended to directors of corporations. However, effective August 1, 2022, Section 102(b)(7) of DGCL was amended to permit Delaware corporations, like the Company, to include in their certificates of incorporation limitations of monetary liability for covered corporate officers, including any person (1) serving as our President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer, Chief Accounting Officer, Controller and Treasurer, (2) who is or was identified in our public filings with the SEC as one of our most highly compensated executive officers and (3) who has, by written agreement with us, consented to being identified as an officer for purposes of being served process in the State of Delaware for certain proceedings relating to breach of duty as an officer.

Consistent with Section 102(b)(7) of the DGCL, the proposed Certificate Amendment would eliminate the personal liability of these officers to the Company and its stockholders for monetary damages for breaches of their fiduciary duty of care in any direct claim to the fullest extent permitted by Delaware law, as it currently exists or as it may be amended in the future. Like the provision limiting the monetary liability of directors, the DGCL does not permit the elimination of liability of these officers for any breach of their duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, any transaction from which the officer derived an improper personal benefit, or an act or omission occurring before such provision’s effectiveness. The DGCL also does not permit the limitation of monetary liability of these officers in any action by or in the right of the Company, such as a derivative claim. To gain the added protection for officers, we are proposing to amend our Certificate of Incorporation to add an officer exculpation provision.

Article FIFTH, Section D of our Certificate of Incorporation currently provides that our directors may only be removed for cause until the election of directors at the 2024 annual meeting of stockholders, and from and after our 2024 annual meeting of stockholders, directors may be removed either for or without cause. The Certificate Amendment would remove such language related to the 2024 annual meeting of stockholders, as such language has functionally expired and no longer has continuing effect. The removal standard currently applicable to directors would not change as a result of the Certificate Amendment.

Article FIFTH, Section E(2) of our Certificate of Incorporation currently provides for a classified board until our 2024 annual meeting of stockholders, after which all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. The Certificate Amendment would remove the language related to the classified board, as such language has functionally expired and no longer has continuing effect. Our declassified board of directors, with each director elected for a one-year term expiring at the next annual meeting of stockholders, would not change as a result of the Certificate Amendment.

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Reasons for the Certificate Amendment

After a review of evolving corporate governance practices, the Governance and Nominating Committee recommended, and the Board has determined that it is advisable and in the best interests of the Company and its stockholders to limit the liability of officers as and to the extent permitted by the DGCL, and to remove inoperative language relating to the classification of the Board and references to our 2024 annual meeting of stockholders, which have no continuing effect.

An exculpation provision is one of three tools, in addition to indemnification and directors’ and officers’ (D&O) liability insurance, that can be used by directors and officers to protect themselves from personal liability incurred as a result of serving as a director or officer of a corporation. In general, exculpation provisions seek to prevent liability attaching to directors or officers in the first instance, while indemnification and D&O insurance seek to compensate and hold directors and officers harmless when they have incurred liability or are faced with defending liability claims. The Board believes it is important to provide not only its directors but also its officers protection from certain liabilities and expenses that may discourage prospective or current officers from serving as officers of the Company. The Certificate Amendment would mitigate the risk of personal financial liability in certain circumstances and help attract and retain officers, while keeping narrow the type of claims for which officers may be exculpated from liability.

In the absence of such protection, the Board believes qualified officers might be deterred from serving as officers of the Company due to potential exposure to personal liability and the risk that substantial expense could be incurred in defending lawsuits, regardless of merit. In approving the proposed Certificate Amendment, the Board took into account several factors, such as the narrow class and type of claims that such officers would be exculpated from liability pursuant to amended DGCL Section 102(b)(7), the limited number of our officers who would be impacted, and the benefits the Board believes would accrue to the Company by providing officer exculpation in accordance with DGCL Section 102(b)(7), including, without limitation, the ability to attract and retain key officers and the potential to reduce litigation costs associated with frivolous lawsuits. The Board balanced these considerations with our corporate governance practices and determined that it is advisable and in the best interests of the Company and our stockholders to amend our Certificate of Incorporation to add an officer exculpation provision to eliminate or limit the personal liability of certain officers, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The Board also believes that it is advisable and in the best interests of the Company and our stockholders to amend our Certificate of Incorporation to eliminate obsolete transition provisions relating to the classification of the Board and references to our 2024 annual meeting of stockholders, which have no continuing effect, in the proposed Certificate Amendment.

In light of these considerations, and based on the recommendation of the Governance and Nominating Committee, the Board has approved, adopted and declared advisable, and recommends that the Company’s stockholders approve and adopt, the Certificate Amendment.

Required Vote

For the Certificate Amendment to become effective, this proposal must receive the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock then entitled to vote at an election of directors. Abstentions and broker non-votes will have the same effect as votes cast against this proposal. If the Certificate Amendment does not receive this level of stockholder approval, the Certificate Amendment will not be implemented.

Additional Information

If stockholders approve the Certificate Amendment, we will file it with the Secretary of State of the State of Delaware immediately following the vote at the Annual Meeting and the Certificate Amendment will be in effect immediately upon filing. In accordance with the DGCL, our Board may elect to abandon the proposed Certificate Amendment without further action by our stockholders at any time prior to the effectiveness of the filing of the Certificate Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of this proposal. In the event this Proposal No. 2 is not approved, the Certificate Amendment will not be filed.

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The foregoing description of the Certificate Amendment is a summary and is qualified by and subject to the full text of the proposed amendment, which is attached to this Proxy Statement as Annex B. Additions of text to our Certificate of Incorporation contained in Annex B are indicated by double underlining and deletions of text are indicated by strikeouts.

Our Board of Directors recommends a vote FOR the approval of the amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation

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PROPOSAL NO. 3 — ADVISORY APPROVAL OF THE COMPANY’S 2025 EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are requesting your advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth below in this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote. At our 2022 Annual Meeting of Stockholders, consistent with the recommendation of our Board, our stockholders indicated their preference to hold this non-binding “say on pay” advisory vote annually.

As in prior years, at last year’s annual meeting we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for the 2025 Annual Meeting. At our 2025 Annual Meeting, our stockholders approved the proposal, with over 98% of voted shares in favor of the proposal.

In fiscal year 2025, the Compensation Committee based its compensation decisions on a variety of factors, including the Company’s recent and anticipated performance, job complexity and the business value of the role and incumbent, and compensation relative to the Company’s peer group, while also considering the effects of compensation on long-term retention, motivation, and alignment with the long-term interests of our stockholders. Peer group trends in other industries with whom we compete for talent were also considered among these factors in evaluating the amount of total direct compensation provided to our named executive officers. By approaching pay in this manner, our named executive officers should generally only receive above-market pay if warranted by over-performance with respect to key measures under our cash incentive plan, over-performance with respect to peers for our performance-based equity grants, and over-performance of our stock price in actively traded equity markets over an extended period of time (typically 36 months). Consistent with our broader growth objectives, our 2025 executive compensation program was designed to use a balance of cash and equity and to achieve the following objectives:

1.Focus on performance-based pay as a substantial part of overall compensation;
2.Set performance targets to align the interests of our named executive officers and our stockholders in near-term performance (through our cash incentive plan) and long-term performance (through our equity compensation policy);
3.Avoid compensation practices that provide for excessive cash compensation and avoid cash-consuming practices such as tax gross-ups, excessive severance and retirement packages, or guaranteed bonuses;
4.In the balance of total compensation, emphasize performance-based compensation, including grants of performance-based RSUs, to align the interests of our named executive officers with those of our stockholders and incentivize our named executive officers to improve the Company’s operational performance and value; and
5.Maintain executive compensation governance policies that are aligned with the interests of our stockholders, including by providing change in control benefits only in the event of a double-trigger change in control (i.e., requiring both termination of employment as well as a change in control) and only within a reasonable time period following a change of control, and by adopting stock ownership, clawback, and anti-hedging/pledging policies.

We encourage you to carefully review the “Compensation Discussion and Analysis” set forth below in this Proxy Statement for additional details on FormFactor’s executive compensation, including FormFactor’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal year 2025.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote “FOR” the approval, on an advisory basis, of the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to FormFactor, Inc.’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion set forth in the Proxy Statement for the 2026 Annual Meeting of Stockholders, is hereby approved.”

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While the results of this advisory vote are not binding, the Compensation Committee values the opinions expressed by stockholders and will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Required Vote

The Proposal will be approved if it receives the affirmative vote of a majority of the shares of FormFactor's common stock entitled to vote thereon present or represented by proxy at the Annual Meeting and voting on the Proposal. If you own shares through a bank, broker, or other holder of record you must instruct your bank, broker or other holder of record how to vote in accordance with their specific instructions in order for your vote to be counted on this Proposal. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.

Our Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

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PROPOSAL NO. 4 — APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2012 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 2012 EQUITY INCENTIVE PLAN BY 5,000,000 SHARES

The Board believes that participation in our 2012 Equity Incentive Plan (the “Equity Incentive Plan”) by our employees, consultants, and non-employee directors promotes the long-term success of the Company’s business and the creation of stockholder value, by providing them with an incentive to exert their maximum effort toward achieving that success and value. We have long recognized that having an ownership interest in the Company is critical to aligning the financial interests of our employees with the interests of our stockholders. We also actively compete for highly qualified employees, including employees with particularly sought-after technical expertise and management experience. Our equity compensation program is a vital component of our strategy to attract and retain key individuals.

The Compensation Committee of our Board has recommended, and our Board has approved, the amendment to our Equity Incentive Plan that is the subject of this Proposal No. 4, subject to approval by our stockholders at this year’s Annual Meeting. As proposed for approval, the amended Equity Incentive Plan (the “Revised Equity Incentive Plan”) will increase the number of shares of common stock authorized for issuance under the Equity Incentive Plan by 5,000,000 shares. The Revised Equity Incentive Plan will become effective and will modify the current Equity Incentive Plan upon approval by stockholders.

Our named executive officers and non-employee directors have an interest in this proposal as they are eligible to receive equity awards under the Equity Incentive Plan.

Summary of Proposed Changes

The only material change we are proposing to the Equity Incentive Plan is to increase the maximum number of shares of common stock authorized for issuance over the remaining term of the Equity Incentive Plan by an additional 5,000,000 shares. Any shares issued under the plan pursuant to a restricted stock unit, restricted share, performance share or deferred stock unit award will reduce the total number of shares available for issuance under the Revised Equity Incentive Plan at the rate of 1.7 shares for every one share issued pursuant to such award, for a maximum of 2,941,176 shares. As of March 16, 2026, there were 4,258,379 shares available for future grants under the Equity Incentive Plan.

Required Vote

The Proposal will be approved if it receives the affirmative vote of a majority of the shares of FormFactor's common stock entitled to vote thereon present or represented by proxy at the Annual Meeting and voting on the Proposal. If you own shares through a bank, broker, or other holder of record you must instruct your bank, broker or other holder of record how to vote in accordance with their specific instructions in order for your vote to be counted on this Proposal. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.

Our Board of Directors recommends a vote FOR the approval of the amendment to our 2012 Equity Incentive Plan to increase the number of shares reserved for issuance under the 2012 Equity Incentive Plan by 5,000,000 shares.

About Our Request for Additional Shares

We have historically used awards under the Equity Incentive Plan as an important component of our compensation program for executive officers, non-employee directors and certain employees. We grant time-based restricted stock unit awards, or RSUs, to our senior executives, as well as to our non-employee directors and to non-executive employees. We also grant performance-based RSU awards (“PRSUs”) to senior executives. We believe that having the ability to grant equity awards in the future to our executives, our non-employee directors and our non-executive employees, is an essential recruiting and retention tool that allows us to offer competitive compensation packages and aligns the interests of the award holders with the interests of other stockholders.

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We are committed to effectively managing our share reserves for equity compensation, while properly taking into consideration shareholder dilution. We, therefore, carefully manage our burn rate. We endeavor to achieve burn rates that are consistent with our industry and profile, and within guidelines published by independent shareholder advisory groups. Detailed information about equity awards issued in fiscal year 2025 and other relevant information is set forth below.

The proposed amendment to the Equity Incentive Plan will provide for approval of an additional 5,000,000 shares of common stock, which will help to assure that a sufficient reserve of common stock remains available under the Equity Incentive Plan to allow us to continue to provide equity incentives to our key personnel on a competitive level given our focus in driving capacity increases and gross margin expansion within our existing footprint, with additional improvement expected as we bring Farmers Branch online towards the end of 2026. The number of shares we use for awards under the Equity Incentive Plan can vary over time based on our stock price, and the number of executive officers, non-employee directors, and employees who receive awards under the plan. In determining the number of additional shares we are asking stockholders to approve, our management and Board considered a number of factors, including the following:

Historical Grant Practices.

The Compensation Committee considered the historical amounts of equity awards we have granted in the past three fiscal years, as listed in the following table.

Fiscal Year	RSU Share Awards Granted (in thousands)	Performance-Based RSU Share Awards Granted (in thousands)	Basic Weighted Average Shares Outstanding (in thousands)
2025	1,033	177	77,348
2024	734	125	77,340
2023	1,245	173	77,370

On an annual basis, we have historically granted full-value awards in the form of time-vested RSUs and PRSUs.

The historical grant information for our 2023 through 2025 fiscal years results in an average annual burn rate of 1.43% of the then Basic Weighted Average Shares Outstanding as shown in the following table, counting both options and full-value awards on a one-for-one basis.

Fiscal Year	Time-Based RSUs Granted (in thousands)	Performance-Based RSUs Vested (in thousands)(1)	Basic Weighted Average Shares Outstanding (in thousands)	Burn Rate
2025	1,033	101	77,348	1.47%
2024	734	205	77,340	1.21%
2023	1,245	—	77,370	1.61%
(1)We have not included the number of performance-based equity awards granted as they will only be counted when and if earned.

Forecasted Grant Practices.

Our Compensation Committee considered our historic burn rate and the impact of utilizing regular annual equity compensation grants during fiscal years 2023, 2024, and 2025, in determining the amount of the requested share increase. Based on these factors, we currently project that the requested share increase will allow us to meet our recruiting and retention needs for approximately the next three years. This projection is dependent on numerous factors that cannot be predicted with certainty, including the price of our shares, our hiring activity during the next few years, forfeitures of outstanding awards, changes in our strategy and macroeconomic events, among other factors. As a result, this projection is inherently uncertain.

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Awards Outstanding Under Existing Grants.

As of March 16, 2026, the record date:
•We had outstanding grants of approximately 1,193,261 unvested RSU awards and 402,640 unvested performance based RSU awards (at target) and there were no outstanding stock options;
•We had 4,258,379 shares available for future issuance under our Equity Incentive Plan;
•Our outstanding equity awards (not including under our Employee Stock Purchase Plan) plus the shares available for future issuance under our Equity Incentive Plan, as listed above, assuming grants with a mix of types comparable to historical rates for 2025 and 2024 represented approximately 7.5% of our outstanding shares of common stock (commonly referred to as the “overhang”) as of March 16, 2026; and
•Subject to approval of the amendment to the Equity Incentive Plan by our stockholders, we estimate that the outstanding awards as of the record date plus the shares available for future issuance under our Equity Incentive Plan (including the 5,000,000 additional shares being requested under the Equity Incentive Plan) and assuming grants with a mix of types comparable to historical rates for 2025 and 2024 will result in overhang of approximately 11.3%.

Plan Description

The following is a summary of certain of the material terms and provisions of the current Equity Incentive Plan and its operation. This summary does not purport to be a complete description of all provisions of the Equity Incentive Plan and is subject to and qualified in its entirety by the provisions of the Equity Incentive Plan. A complete copy of the proposed amendment is reflected in an as amended and restated version of the Equity Incentive Plan attached to this proxy statement as Annex C.

Permitted Awards. Under the Equity Incentive Plan, the following types of awards may be made:

•incentive stock options under Section 422 of the Internal Revenue Code •stock appreciation rights (“SARs”) •restricted stock units (“RSUs”) •performance units	•nonqualified stock options •restricted shares •performance shares •deferred stock units

Shares Available. As of the record date, 4,258,379 shares were available for future grants under the Equity Incentive Plan. If our stockholders approve this Proposal No. 4, an additional 5,000,000 shares will be available.

Any shares issued under the Equity Incentive Plan pursuant to an RSU, restricted share, performance share or deferred stock unit award will reduce the total number of shares available for issuance under the Equity Incentive Plan at the rate of 1.7 shares for every one share issued pursuant to such award (for a maximum of 2,941,176 shares under new awards of these types after the new share allocation is scaled accordingly). Shares underlying the following types of awards (including any awards granted prior to any stockholder approval of the Equity Incentive Plan) will be added back to the number of shares reserved for issuance under the Equity Incentive Plan and will accordingly be available for subsequent issuance:

•Awards that are canceled, that expire or otherwise terminate without the issuance of shares;
•RSUs, restricted shares, performance shares, performance units or deferred stock units that are forfeited; and
•Unvested shares issued under the plan that are either forfeited by the participants or repurchased by us (at not more than the original exercise or issue price paid per share) pursuant to our repurchase rights under the plan.

We do not allow shares of common stock to be added back to the Equity Incentive Plan reserve for future grants in the following circumstances: (i) shares tendered as payment for a stock option exercise price; (ii) shares withheld to cover taxes under any type of award; (iii) the number of shares covered by a stock appreciation right, to the extent that it is exercised and settled in shares, and whether or not shares are actually issued and distributed upon exercise of the stock appreciation right; and (iv) in the event that the Company repurchases shares with option proceeds.

Eligibility. Under our Equity Incentive Plan, awards may be granted to our employees, consultants, and non-employee members of our Board. Incentive stock options may only be granted to employees. As of December 27, 2025, all of our current executive officers (2 persons), all of our non-employee members of the Board (7 persons) and approximately

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2,151 other employees were eligible to participate in the Equity Incentive Plan for a total of 2,159 eligible participants. In fiscal year 2025, 618 employees other than our named executive officers received awards under the Equity Incentive Plan.

No Repricing. Our Equity Incentive Plan prohibits the repricing (directly or indirectly) of options and SARs, including cashing out underwater awards.

Plan Administration. The Equity Incentive Plan may be administered by our Board or by a committee of Board members appointed by our Board (the “Administrator”). The Administrator has the authority to, among other things, interpret the plan Equity Incentive Plan and apply its provisions, determine the recipients and terms of awards, and amend the terms of certain existing awards subject to certain limits (for example, the Administrator may not reprice outstanding options or SARs without stockholder approval). All decisions, interpretations and other actions of the Administrator will be final and binding on all holders of awards under the Equity Incentive Plan and on all persons deriving their rights therefrom.

Amendments and Termination. The Administrator may amend or terminate the Equity Incentive Plan at any time and from time to time. Rights and obligations under any award granted before amendment or termination of the Equity Incentive Plan may not be materially impaired by such amendment or termination without consent of the affected award holder. Amendments to the Equity Incentive Plan are subject to the approval of the Company’s stockholders to the extent required by applicable laws, regulations or rules, including, but not limited to, any applicable rules or regulations of the Nasdaq Stock Market. In addition, no material amendment may be made to the plan without the approval of the Company’s stockholders. No shares may be issued or sold under the Equity Incentive Plan after the termination thereof, except upon exercise of an award granted prior to such termination. The termination of the Equity Incentive Plan, or any amendment thereof, may not adversely affect any shares previously issued or any awards previously granted under the Equity Incentive Plan.

Transferability. Except as set forth in a stock option award agreement, during a participant’s lifetime, the participant’s option(s) shall be exercisable only by the participant and shall not be transferable, and in the event of a participant’s death, the participant’s option(s) shall not be transferable other than by will or by the laws of descent and distribution. Awards may not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law; provided, however, that a participant may designate a beneficiary and awards may be transferable by will or by the laws of descent and distribution.

United States Federal Tax Information. The following summary of the effect of United States federal income taxation upon participation in the Equity Incentive Plan does not purport to be complete and reference should be made to the applicable provisions of the Internal Revenue Code. This summary may differ from the actual tax consequences incurred by any individual recipient of an award. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. Moreover, existing law is subject to change by new legislation, by new regulations, by administrative pronouncements, and by court decisions or by new or clarified interpretations or applications of existing laws, regulations, administrative pronouncements, and court decisions. Any such change may affect the federal income tax consequences described below.

Incentive Stock Option. An individual granted an incentive stock option is not taxed on the date of grant or vesting of the option. If the shares underlying the option are held for at least two years from the date of grant and at least one year from the date of exercise of the option (the “holding periods”), then upon the sale of the shares the individual will generally recognize a long-term capital gain or loss equal to the difference between the exercise price of the option and the fair market value of the common stock underlying the option on the date of sale. If either of the holding periods is not satisfied, the individual will generally recognize as ordinary income on the date of the disposition (a “disqualifying disposition”) of the shares an amount equal to the difference between the option’s exercise price and the fair market value of the common stock underlying the option determined as of the date of exercise (not to exceed the gain realized upon the disposition if the disposition is a transaction with respect to which a loss, if sustained, would be recognized). Any further gain or loss upon the disqualifying disposition of the shares constitutes a capital gain or loss.

In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis

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adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits that may arise with respect to participants subject to the alternative minimum tax.

Nonqualified Stock Option. An individual granted a non-qualified stock option generally is not taxed on the date of grant or vesting of the option. Rather, the individual will generally recognize as ordinary income on the date of option exercise an amount equal to the difference between the option’s exercise price and the fair market value of the stock underlying the option on the date of exercise. Any further gain or loss upon the subsequent sale or disposition of the shares underlying the option constitutes a capital gain or loss.

Stock Appreciation Right. An individual granted a SAR will generally recognize ordinary income on the date the SAR is exercised in an amount equal to the difference between the SAR’s exercise price and the fair market value of the shares underlying the SAR on the date of exercise.

Restricted Stock. Following a grant of restricted stock, unless the recipient makes a timely election under Section 83(b) of the Internal Revenue Code, the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the restricted stock on the date of vesting of the shares over the purchase price, if any, paid for the shares. Any further gain or loss from the subsequent sale of such restricted stock constitutes capital gain or loss. If the recipient makes a timely election under Section 83(b), the recipient is taxed, at ordinary income rates, on the excess of the fair market value of the restricted stock on the date of grant over the purchase price, if any, paid for the shares, and any further gain or loss on the subsequent sale of the stock constitutes a capital gain or loss.

Restricted Stock Units. A participant generally will recognize no income upon the receipt of an award of RSUs. Upon the settlement of RSUs, the participant generally will recognize ordinary income in the year of receipt in an amount equal to the cash received and/or the fair market value of any substantially vested shares received in respect of vested RSUs. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Any further gain or loss on a subsequent sale of any shares received will be taxed as capital gain or loss.

Section 409A. Section 409A of the Internal Revenue Code (which we refer to as Section 409A) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Equity Incentive Plan having a deferral feature are subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to the time the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax penalty on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Company Deduction and Section 162(m). In general, the Company is entitled to a deduction with respect to any award under the Equity Incentive Plan that is equal to the ordinary income recognized by the award recipient. Section 162(m) of the Internal Revenue Code generally limits the federal income tax deduction for compensation paid to “covered employees” (in general, the CEO, the CFO, and the three other most highly-compensated executive officers for the year at issue and any person who was part of that group for any other year beginning after December 31, 2016) to $1,000,000. Thus, certain compensation attributable to awards may be nondeductible to the Company due to the application of Section 162(m).

New Plan Benefits

Our NEOs and non-employee directors have an interest in this proposal as they are eligible to receive equity awards under the Revised Equity Incentive Plan.

The amendment to the Equity Incentive Plan does not provide for set benefits and we have not approved any awards that are conditioned on stockholder approval of the Revised Equity Incentive Plan. However, as discussed in further detail in the section entitled “Director Compensation,” effective upon their re-election at the 2026 Annual Meeting, continuing non-employee directors will receive an RSU award of approximately $190,000 worth of shares of common stock (based on our average closing stock price for the 20-trading days preceding the date of the award) that vests monthly over a one-year

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period, the vested portion of which will settle in shares only at the earlier of the one-year anniversary of the grant or upon the departure of the director from the Board.

The following table summarizes the aggregate value of the shares that our non-employee directors as a group will receive if those that are nominated are elected and remain a director following the 2026 Annual Meeting. It also highlights the fact that none of our executive officers or employees will receive any set benefits or awards that are conditioned upon stockholder approval of the amendment to the Equity Incentive Plan. All other future awards under the Revised Equity
Incentive Plan are discretionary and cannot be determined at this time.

As of March 16, 2026, the closing price of our common stock traded on the Nasdaq Stock Market was $90.35 per share.

Name and Position	Dollar Value ($)	Number of Shares Subject to Stock Awards (#)
Michael D. Slessor, President and Chief Executive Officer	—	—
Aric McKinnis, Senior Vice President, Chief Financial Officer	—	—
All current executive officers as a group	—	—
All current non-employee directors as a group(1)	1,140,000	—
All employees, including all current officers who are not executive officers, as a group	—	—
(1)The number of shares subject to each non-employee director’s RSU award will not be determinable until the grant date under the terms of the Revised Equity Incentive Plan. Assuming each of the seven non-employee director nominees are elected at the 2026 Annual Meeting, the amount reflects the standard annual equity award of $190,000 granted to each non-employee director under the terms of the Revised Equity Incentive Plan.

Historical Plan Benefits

The following table sets forth, with respect to the individuals and groups named below: the aggregate number of shares subject to options granted under the Equity Incentive Plan (whether or not outstanding, vested, or forfeited, as applicable) and the aggregate number of shares subject to awards of RSUs (including market based RSUs assuming maximum performance) granted under the Equity Incentive Plan (whether or not outstanding, vested, or forfeited, as applicable) as of March 16, 2026.

Name of Individual or Group(1)	Number of Options Granted (#)	Number of Shares Subject to Stock Awards (#)
Michael D. Slessor, President and Chief Executive Officer	450,000	2,029,376
Aric McKinnis, Chief Financial Officer	—	71,817
All current executive officers as a group	450,000	2,101,193
All current non-employee directors as a group(2)	6,000	778,318
Each nominee for election as a director	6,000	778,318
Each associate of any such directors, executive officers or nominees	—	—
All employees, including all current officers who are not executive officers, as a group	—	7,647,811
(1)No awards have been granted under the Equity Incentive Plan to any associate of any of our named executive officers or directors, and no person received 5% or more of the total awards granted under the Equity Incentive Plan since its inception.
(2)All the non-employee directors who are nominees for election as a director are included within this group. The total number of shares that they were granted on an individual basis are as follows: Rebeca Obregon Jimenez 32,313 shares, Sheri Rhodes 30,340 shares, Thomas St. Dennis 604,909 shares, Kelley Steven-Waiss 6,000 stock options and 71,321 RSUs, Jorge Titinger 19,740 shares, and Brian White 15,118 shares.

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Equity Compensation Plan

The following table sets forth certain information, as of December 27, 2025, concerning securities authorized for issuance under all equity compensation plans of our Company.

Plan Category	(A) Number of Shares to Be Issued Upon Exercise of Outstanding Options and Rights	(B) Weighted Average Exercise Price of Outstanding Options ($)	(C) Number of Shares Remaining Available for Future Issuance under Equity Incentive Plans (Excluding Shares Reflected in Column A)
Equity compensation plans approved by our stockholders(1)	1,874,319	—	6,823,445
Equity compensation plans not approved by our stockholders	—	—	—
Total	1,874,319	—	6,823,445

•Equity compensation plans approved by our stockholders. Includes the Equity Incentive Plan and the Employee Stock Purchase Plan.
•Number of Shares to Be Issued Upon Exercise of Outstanding Options and Rights. Represents 1,437,011 shares subject to outstanding time-based RSUs, and 437,308 shares subject to unearned PRSUs. The unearned PRSUs reflect the “target” number of units that can be earned based on the award metric. Actual units earned under grants may vary from 0% to 200% of the “target” number. Excludes securities that may be issued under our Employee Stock Purchase Plan.
•Weighted Average Exercise Price of Outstanding Options. Excludes outstanding RSUs, both “time” and “performance” based awards, which do not have an exercise price.
•Number of Shares Remaining Available for Future Issuance under Equity Incentive Plans. Represents, as of December 27, 2025, 4,133,969 shares of our common stock reserved for future issuance under the Equity Incentive Plan and 2,689,476 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan, including 176,570 shares subject to purchase during the purchase periods in effect as of December 27, 2025. Securities available for future issuance under the Equity Incentive Plan reflects unearned PRSU awards based on the metric “target” level. Securities available for issuance will be adjusted accordingly based on the actual units earned.

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PROPOSAL NO. 5 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM 2026
The fifth proposal is to ratify the selection of KPMG LLP (“KPMG”) as FormFactor’s independent registered public accounting firm for fiscal year 2026. The Audit Committee of our Board has appointed KPMG as the independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2026, and our stockholders are being asked to ratify such selection. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement at the Annual Meeting if they desire to do so. KPMG has served as the Company’s independent registered public accounting firm since 2013.

Ratification by our stockholders of the selection of KPMG as our independent registered public accounting firm is not required by applicable law, our Certificate of Incorporation, our bylaws or otherwise. However, our Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify this selection, our Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and stockholders.

Required Vote

The Proposal will be approved if it receives the affirmative vote of a majority of the shares of FormFactor's common stock entitled to vote thereon present or represented by proxy at the Annual Meeting and voting on the Proposal. Abstentions will have no effect on the outcome of this Proposal. This Proposal is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with this Proposal.

Our Board of Directors recommends a vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2026.

Principal Auditor Fees and Services

Our Board is recommending a vote for ratification of the selection of KPMG as the Company’s independent registered accounting firm for fiscal year 2026. The following is a summary of fees for professional services rendered to our Company by KPMG, our independent registered public accountant, related to fiscal year 2025 and 2024.

	2025	2024
Audit Fees	$2,408,700	$2,359,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,408,700	$2,359,000

Audit Fees. Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements for fiscal years 2025 and 2024, the audit of the effectiveness of our internal control over financial reporting, and the review of our consolidated financial statements included in our Form 10-Q quarterly reports for fiscal years 2025 and 2024. Audit fees also include services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Audit-Related Fees consist of fees billed for assurance and related services that are traditionally performed by the independent registered public accountant and are not reported under “Audit Fees.” We did not incur any such fees for fiscal year 2025 or 2024.

Tax Fees. Tax Fees consist of fees billed for professional services for tax compliance, tax preparation, tax advice and tax planning. These services consist of assistance regarding federal, state, and international tax compliance, assistance with

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the preparation of various tax returns, research and design tax study and international compliance. We did not incur any such fees for fiscal years 2025 or 2024.

All Other Fees. All Other Fees consist of fees for products and services other than the services reported above. We did not incur any such fees for fiscal years 2025 or 2024.

Pre-Approval of Audit and Non-Audit Services of Auditor

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to our Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services described above with respect to Audit Fees and Audit-Related Fees for fiscal years 2025 and 2024 were pre-approved by our Audit Committee.

Report of the Audit Committee

The Audit Committee oversees FormFactor’s accounting and financial reporting processes on behalf of our Board of Directors. FormFactor’s management has primary responsibility for the preparation and integrity of our Company’s consolidated financial statements, for implementing systems of internal control over financial reporting and for other financial reporting-related functions. The Company’s independent registered public accounting firm for fiscal year 2025, KPMG, was responsible for performing an independent audit of FormFactor’s consolidated financial statements for fiscal year 2025, expressing an opinion, based upon its audit, as to the conformity of such financial statements with generally accepted accounting principles in the United States and attesting to the effectiveness of FormFactor’s internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee has reviewed and discussed, with our management and KPMG, the audited consolidated financial statements of FormFactor as of and for the year ended December 27, 2025, including a discussion of the quality of FormFactor’s financial reporting and internal control over financial reporting, as well as the selection, application, and disclosure of critical accounting policies.

The Audit Committee has discussed with KPMG, with and without the Company’s management present, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG the independent accountant’s independence.

Based on the above-mentioned reviews and discussions, the Audit Committee has recommended to our Board of Directors that FormFactor’s consolidated financial statements as of and for the year ended December 27, 2025 be included in the Company’s Annual Report on Form 10-K for the year ended December 27, 2025.

Submitted by the Audit Committee.

Brian White, Chairperson
Kevin Brewer
Sheri Rhodes

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COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes FormFactor’s compensation program for its named executive officers (“NEOs”). FormFactor’s NEOs for fiscal year 2025 were Michael D. Slessor, our President and CEO, Aric McKinnis, our Senior Vice President and Chief Financial Officer (“CFO”), and Shai Shahar, our former CFO.

Executive Summary

An overview of our business is set forth in “About FormFactor” on page 1.

In fiscal 2025, FormFactor continued to strengthen its market leadership, achieving record annual revenue of $785.0 million. This performance was driven in part by increased demand associated with generative artificial intelligence applications, including growth in the adoption of High Bandwidth Memory (“HBM”). During the year, we purchased a manufacturing site in Texas, which is expected to begin ramping production in late fiscal 2026. Our strategic priorities are centered on expanding our technology leadership, investing in differentiated products, and scaling our manufacturing footprint to enhance our competitive position.

Strategic and Financial Highlights for fiscal year 2025 include:

•Achieved record revenue of $785.0 million, up 2.8% from $763.6 million in fiscal 2024.
•Purchased a manufacturing site in Texas, which is expected to begin ramping production in late fiscal 2026.
•GAAP gross margin was 39.3%, compared to 40.3% for fiscal 2024. Despite the decrease of 2.4 basis points, the third and fourth quarters of fiscal 2025 showed meaningful improvement in gross margins compared to the first half of fiscal 2025 and second half of fiscal 2024 with the fourth quarter of fiscal 2025 having a gross margin of 42.2%.
•GAAP operating income was $57.1 million. This represents a decrease of $7.7 million in operating income from $64.8 million in fiscal 2024; due to a gain in fiscal 2024 of about $18.2 million related to the sale of a business, net of costs, that did not recur in fiscal 2025. Excluding this event, operating income would have grown $10.5 million (22.5%) from fiscal 2024 to fiscal 2025. Adjusted operating income was $129.2 million. This represents an increase of $3.2 million in adjusted operating income from $126.0 million in fiscal 2024.
•This financial performance culminated an increase in the stock price from $45.92 at the end of fiscal 2024 to $58.06 at the end of fiscal 2025, or a 2025 total shareholder return “TSR” of 26.4%.

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Compensation Governance Practices

What We Do
Independence. The Compensation Committee is comprised solely of independent directors. Additionally, the Compensation Committee’s independent compensation consultant is retained each year directly by the Compensation Committee.
Incentive Award Opportunities Capped. We limit our non-equity incentive plan awards and our performance-based equity incentive awards to 200% of the target.
Performance-Based Compensation. Around 50% of executive officer compensation is aligned with pre-determined, objective measures of Company performance with both cash incentives and performance-based equity being earned based upon levels of achievement of goals.
Mix of Metrics. We rely on different metrics between our cash incentive plan and our long-term incentive plan to create focus and line of sight on near term operating decisions to support long-term growth for the Company. We may change the mix from time to time to support continued alignment between our executive officers and stockholder interests
Dilution Management. We continue to closely manage our equity budget, expense and burn rate, limiting our gross share usage to under 2% in fiscal 2025.

Double-Trigger Change in Control Provisions. The change in control severance agreements provided to senior executives have “double-trigger” provisions for both cash and equity. The amount of severance provided is conservatively set compared to companies of a similar size and sector.
Annual Executive Compensation Strategy Review. The Compensation Committee has hired an independent compensation consultant that conducts an annual review of the Company’s policies and practices, including a review and determination of our compensation peer group used for comparative purposes and other factors.
Annual Stockholder Advisory Vote on Named Executive Officer Compensation. We conduct a stockholder advisory vote on the compensation of our named executive officers every year.
Stock Ownership Guidelines. We have adopted stock ownership guidelines for our executive officers.
Clawback Policy. The Board has adopted a clawback policy applicable to incentive compensation including both cash and equity.

What We Don’t Do
No Special Perquisites. We did not provide any special benefits or perquisites to our NEOs in fiscal year 2025.
No Hedging or Pledging. Our insider trading policy, available on our website, strictly prohibits our directors and officers from purchasing options on our securities, pledging our stock in a margin account or otherwise entering into transactions designed to hedge or offset any decrease in the market value of our stock (such as exchange funds, equity swaps, zero-cost collars and forward sale contracts).
No Guarantees of Employment. We have no employment contracts with any executives that guarantee a term of employment, contain extraordinary severance provisions or guarantee salary increases or bonus amounts.
No Excessive Risks. Compensation programs are reviewed annually and structured to avoid inappropriate risk taking by our employees, including our executive officers, by having the appropriate pay philosophy, peer group and market positioning to support reasonable business objectives. Our risk analysis concluded that our executive compensation program has no elements that are likely to cause a material adverse outcome for the Company.

No Executive Defined Benefit or Retirement Plans. We do not offer supplemental pension arrangements or defined benefit retirement plans or arrangements to our executive officers that are different from or in addition to what is offered to our other employees.
No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested or unearned equity compensation awards.
Prohibition of Repricing. Our 2012 Equity Incentive Plan prohibits repricing of any grants under the plan without the approval of stockholders.
No Golden Parachute. We do not provide for “golden parachute” excise tax gross ups and our change in control policies are aligned with industry trends and do not exceed two times target total compensation.

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2025 Say-On-Pay Vote.
Stockholders expressed strong support for our 2024 compensation structure and outcomes. At our 2025 Annual Meeting, our stockholders approved the “Say on Pay” proposal, with over 98% of the voted shares in favor of the proposal. In line with this level of support, the Compensation Committee did not make any material changes to its compensation philosophy and guiding principles in setting fiscal year 2025 compensation as a result of the prior year’s “Say on Pay” vote and has determined that it will continue to apply the same philosophy and guiding principles to the Company’s fiscal 2026 executive compensation program. However, in order to continue the evolution of the Company’s compensation program and to further strengthen the alignment between the Company’s business strategy and the performance-based variable cash incentives, in 2025 the Compensation Committee introduced additional performance metrics for the NEOs under the STI Plan (as defined below). The Compensation Committee values and will continue to consider stockholder feedback in the future. See also the “Executive Compensation Philosophy” section below for a description of additional executive compensation principles.

Elements of Executive Compensation.
Our executive compensation program focuses on total direct compensation, which consists of three components: base salary, short-term cash incentives and long-term equity incentives. We provide base salaries that are generally at market-competitive levels, taking into consideration the specific responsibilities of the role, the NEO’s experience and performance, and the Company’s overall cost structures. We also offer competitive annual cash incentives and longer-term equity compensation opportunities to attract and retain superior executives and managers in an extremely competitive environment for qualified talent. When designing our compensation plans, we generally try to align total target compensation with the 50th percentile or median of our peer group and we formulate policies to ensure our compensation cost structures are aligned with other similar businesses. This ensures our compensation program is competitive but also that we are mindful of the overall cost of our compensation packages to our stockholders. Although we consider peer benchmarks, we also consider a number of factors such as performance, criticality of the role, retention, performance, experience, and internal pay comparisons when determining the level and form of pay. The Compensation Committee takes a holistic view on setting pay to ensure that the overall compensation program is meeting the Company’s objectives and the Compensation Committee and our CEO have the necessary flexibility to structure individual compensation packages that are within market standards. The following table summarizes the major elements of our executive compensation program for our executive officers. We also provide our executive officers with a variety of benefits that are generally available to all employees.

Pay Element	Form of Compensation	Objective
Base Salary	Cash	Provide cash compensation commensurate with the level of responsibility, skills, experience and performance of each executive
Short-Term Cash Incentives (“STI”)	Cash
Motivate executives to meet and exceed annual performance goals driving our corporate growth strategy
Provide executives with a meaningful total cash compensation opportunity (base salary plus short-term cash incentive)

Long-Term Equity Incentives (“LTI”)	Performance-based RSUs and time-based RSUs
Provide equity-based compensation opportunities for encouraging long-term performance, achievement of our strategic and financial goals, and delivering value for our stockholders
Provide retention, reinforce our ownership culture, and alignment with stockholders

Compensation Framework

Executive Compensation Philosophy.
The market in which we compete requires innovation and agility to remain competitive. Ensuring that we have strong and experienced leadership team focusing on our long-term strategic goals is critical to our ability to be successful and drive long-term stockholder value. The Compensation Committee of our Board oversees the Company’s executive

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compensation program and is responsible for ensuring that our NEOs are compensated in a manner consistent with our business strategy, competitive market practice, sound corporate governance principles and stockholder interests, while avoiding incentives that promote excessive risk taking. The core of our executive compensation philosophy is to pay for performance.

Compensation Objectives.
We are committed to a compensation philosophy that is market-competitive, enables us to attract and retain the high caliber talent critical to our success, and that provides the opportunity for our NEOs and other employees to share in our Company’s success. Our executive compensation plans, policies and programs are designed to achieve these three primary objectives:
•Attract, retain and motivate highly skilled individuals based upon their contribution to the success of our Company and that of our stockholders;
•Drive outstanding achievement of business objectives and reinforce our Company’s strong pay-for-performance culture; and
•Align our NEOs’ interests with the long-term interests of our stockholders with a focus on Company performance that drives value creation for our stockholders.

Target Pay Position/Mix of Pay.
Our executive compensation program is comprised of a combination of base salary, short-term cash incentives, and long-term equity incentives. Each of these components is discussed in greater detail below under “Compensation Components”.

Our emphasis on variable, or at-risk, compensation provides that our NEOs, subject to retention needs, will generally only receive target or above-target compensation to the extent that our performance goals have been achieved or exceeded, respectively.

As in prior years, our compensation philosophy in 2025 was focused on pay-for-performance. We aimed to closely align the compensation paid to our NEOs with the achievement of both near-term and long-term financial goals. To accomplish this objective, we structured our compensation mix such that 90% and 80% of the total target direct compensation awarded to our CEO and our CFO, respectively, was in the form of variable cash incentives and equity awards. This structure supports our pay-for-performance culture and places the emphasis on long-term performance and retention incentives for alignment with stockholders. The graphic below shows the allocation of the core elements of target compensation for fiscal year 2025. At-Risk Pay in the graphic below includes awards granted to our CEO and CFO pursuant to our short-term incentive plan (shown below as “STI”), assuming such awards were earned at target, and our long-term equity incentive awards (time-based RSUs, shown below as “RSUs” and performance-based RSUs, shown below as “PRSUs”) utilizing the targeted economic value for executives as approved by the Compensation Committee.
Compensation Benchmarking.
The Compensation Committee, assisted by its independent compensation consultant, Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), conducts an annual review of the compensation practices of a defined peer group that forms the basis for this assessment. Additionally, Aon provides broader research on compensation practices of

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companies outside of FormFactor’s peer group to understand market trends and plan design best practices to understand trends and governance best practices. All this information is reviewed by the Compensation Committee in connection with its evaluation of the level of pay, mix of pay, and competitiveness of the Company’s executive compensation to inform policy development and pay decisions. The Compensation Committee completed its annual review of our peer group for 2025 and made minor adjustments to our executive compensation program, which were deemed to be closely aligned with peers and best practices recommended by governance experts and leading proxy advisory firms. The Compensation Committee considers the policies of outside investors and several other governance advisory groups as well as comparability to FormFactor when establishing the compensation peer group. For fiscal year 2025, based on the advice of Aon, we updated the financial selection criteria (Trailing 12-Months Revenue Range and Market Capitalization Range) to fit the Company’s current business profile and market capitalization. As a result, our peer group for 2025 for the purpose of evaluating the competitiveness of our NEO compensation consisted of the 17 companies listed below. As a result of this change, the following companies were removed from our compensation peer group: National Instruments which was acquired by Emerson Electric and XPeri which, among other criteria, fell below the updated market capitalization range. For the 2025 peer group, our revenue was at the 44th percentile against the peer group with a market capitalization at the 63rd percentile at the time that the group was approved. The Compensation Committee viewed this group as a balanced group reflective of the compensation policies for companies at a similar business stage that are also competing for executive talent in a similar labor market.

Peer Group

Peer Group Selection Criteria
Global Industry Classification Standard Code	Trailing 12-Months Revenue Range	Market Capitalization Range
Semiconductor — 45301020 and Semiconductor equipment — 45301010	$350 million - $2 billion (0.25x to 3x)	$1.2 billion - $10.5 billion (0.3x to 3x)

Selected Peer Group
Advanced Energy Industries	MaxLinear	Semtech
Alpha and Omega Semiconductor	MACOM Technology Solutions	Silicon Laboratories
Axcelis Technologies	MKS Instruments	Ultra Clean Holdings
Cohu	Onto Innovation	Veeco Instruments
Ichor	Photronics	Viavi Solutions
Lattice Semiconductor	Power Integrations

Compensation Decisions

The Board has delegated to the Compensation Committee the authority to determine all matters of executive compensation and benefits. The independent compensation consultant hired by the Compensation Committee, Aon, is retained directly by the Compensation Committee and not on behalf of our Company’s management, to provide independent advice and recommendations on competitive market practices and specific compensation decisions. The Company subscribes to Aon’s Radford Global Compensation Database to gain access to data needed for benchmarking for a variety of roles across the company. The Compensation Committee assessed the independence of Aon pursuant to SEC rules and determined that this retention of Aon did not raise a conflict of interest.

Compensation Components

The three primary elements of our executive compensation programs are: (i) base salary, (ii) annual cash bonus opportunities, and (iii) long-term incentives in the form of equity awards. Consistent with our compensation philosophy, we emphasize at-risk, variable compensation opportunities. Variable pay elements ensure that, each year, a substantial portion of our continuing executive officers’ target total direct compensation is contingent in nature, with the amounts ultimately payable subject to variability based on our performance in alignment with stockholders’ experience.

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Effective August 8, 2025, Aric McKinnis was appointed to be FormFactor’s Senior Vice President and CFO. Mr. McKinnis receives an annual salary of $425,000 and is eligible to receive an annual target bonus of 75% of his base salary. In connection with his appointment, Mr. McKinnis was granted an RSU award with a grant-date value of $600,000 and a PRSU award with a grant-date value of $600,000. He also became a participant in FormFactor’s Severance Plan for US Executives.

The 2025 total direct compensation for each of our NEOs, consisting of each of the three primary elements of our executive compensation programs is summarized in the table below.

Target Total Cash.
Target total cash, which consists of fixed base salary and a target short-term cash incentive (the “STI Plan”), is designed to provide market-competitive cash pay, allowing us to attract and retain the highly skilled executives required to drive business results and stockholder value.

Base salary and any required adjustments are determined by the Compensation Committee based on various factors, including an individual’s level of responsibility, expertise and experience, internal equity, individual and Company performance, and competitive conditions in the industry. The Compensation Committee also considers recommendations made by our CEO regarding salary rate adjustments for his direct reports. There is no specific formula applied between the factors in making the specific pay decisions, but rather the Compensation Committee considers the totality of available information in setting compensation levels.

With reference to these and other factors, the Compensation Committee members apply their business judgment to determine the level of total target cash for our NEOs. In fiscal year 2025, the Compensation Committee determined it was appropriate to increase Dr. Slessor’s base salary by 3.1% (resulting in the increase to Dr. Slessor’s total target cash compensation by 3.1%). These pay mix changes are further described in the table below.

Summary of Total Target Cash Changes in 2025:

Named Executive Officers	2024			2025			Total Target Cash % Change 2025 vs 2024	Percentile of Market
	Base Pay	Target Bonus Amount	Total Target Cash	Base Pay	Total Target Bonus Amount	Total Target Cash
Michael D. Slessor	650,000	100%	1,300,000	670,000	100%	1,340,000	3.1%	50th
Aric McKinnis	—	—%	—	425,000	75%	743,750	—%	25th
Shai Shahar	460,000	75%	805,000	460,000	75%	805,000	—%	50th

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Short-Term Cash Incentive Plan.
We provide a variable cash incentive opportunity through our Employee Incentive Plan, which awards cash bonuses to our NEOs and other employees based on the achievement of pre‑determined, quantifiable, and objective performance metrics. These performance metrics are established by the Compensation Committee and approved by the Board of Directors, as appropriate. Performance metrics under the STI Plan are derived from the Company’s annual operating plan and include financial operating targets, key drivers of performance, and strategic objectives. The metrics and associated targets are designed to be challenging but reasonably achievable and to reinforce disciplined execution of the Company’s strategic priorities. The Board considers the annual planning process and its outcomes to be a critical element in fostering a focused management team and workforce aligned with the Company’s strategic plans. The Board reviews the annual operating plan as it is developed and approves the plan only after determining that it is in the best interests of the Company and its stockholders. The direct link between performance under the annual operating plan and cash incentive payouts under the STI Plan is intended to drive achievement of the Company’s short‑ and long‑term objectives.

2025 STI Plan Design.
In 2025, the Compensation Committee introduced additional performance metrics for NEOs to further strengthen the alignment between the business strategy designed and the performance-based variable cash incentives. Bonuses for NEOs under the STI Plan are comprised of the following two components:

•Financial Performance Component (70%) This component is tied to the annual operating plan and adjusted operating income performance and is assessed on a quarterly basis. Quarterly measurement of the metric allows achievement of the incentives to more closely align with the Company’s operating cadence and the rapidly evolving dynamics of the industry.
•Corporate Goals Component (30%) This component is measured on an annual basis and is based on Company‑wide achievement of strategic objectives based on the Board approved strategic plan. The corporate goals are pre-defined and tied to the advancement of our business across multiple factors as noted below for growth, operating excellence, and customer success.

The final determination of achievement levels considers both the financial performance and the corporate goals to determine any payouts under the plan. This is intended to reinforce alignment between financial results and broader strategic execution.

Consistent with fiscal year 2024, the STI Plan requires a minimum achievement level of 40% of the financial performance component for any bonus payout to occur. Total payouts are capped at 200% of target, which the Compensation Committee believes appropriately balances incentive motivation with prudent risk management and discourages excessive risk‑taking.

70% Financial Performance Component	30% Corporate Goals Component

•Operating Income	•Financial goals incorporating revenue, gross margin and expenses
•Growth goals in the semiconductor test and measurement market
•Quality goals incorporating customer satisfaction and operations

The annual target bonus percentages set by the Compensation Committee, multiplied by the applicable participant’s base salary, provide the total annual target bonus opportunities for each STI Plan participant. For 2025, these annual target bonuses percentages for our NEOs were as follows:

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Named Executive Officers	2024 Target Bonus as a % of Base-Salary	2025 Target Bonus as a % of Base-Salary
Michael D. Slessor	100%	100%
Aric McKinnis	N/A	75%
Shai Shahar	75%	75%
As noted above, the STI Plan is comprised of two components: 70% financial performance and 30% corporate goals, each of which is described in further detail in the following sections. The following represents the formula for calculating the total STI Plan score, which is used to calculate the total bonus for each STI Plan participant:

Financial Performance Component		Corporate Goals Component
Component Weight X Company Score	+	Component Weight X Company Score X Individual Score	=	Total STI Score

Based on the above formula, the following table presents the total STI Plan score for each NEO for 2025. The financial performance and corporate goal scores are detailed individually in the following sections.

Named Executive Officer	Financial Performance Component		Corporate Goals Component		Final STI Score
	Weight	Company Score	Weight	Company Score
Mike Slessor	70%	85.6%	30%	0.0%	59.9%
Aric McKinnis	70%	85.6%	30%	0.0%	59.9%
Shai Shahar	70%	85.6%	30%	0.0%	59.9%
*The Company Score represents an average of the four quarterly achievement percentages.

The following formula is used to determine the total dollar amount actually paid out for each STI Plan participant. Base salary is equal to the sum of each quarter's eligible gross earnings.

Base Salary X Target Bonus Percentage X Total STI Score	=	Total Payout

Financial Performance Component.
The financial performance component of the STI Plan represents 70% of the target award opportunity. We generated sales of $785.0 million and $763.6 million in fiscal years 2025 and 2024, respectively, reflecting a growth rate of 2.8%. Adjusted operating income increased $3.2 million, or 2.5%, in 2025, primarily as a result of an increase in revenues that was offset by declines in gross margins. The financial-based cash incentives for our NEOs under our Employee Incentive Plan are based on adjusted operating income results. Adjusted operating income, a non-GAAP measure, is defined as GAAP operating income adjusted for amortization of intangible assets, inventory and fixed asset fair value adjustments due to acquisitions; stock-based compensation; restructuring charges; gain on sale of business, net of related costs; acquisition related expenses; bonus expense; and other non-ordinary course events determined by the Compensation Committee that are not within our annual operating plan. The adjusted operating income result was $129.2 million in 2025, an increase of 2.5% compared to $126.0 million in 2024, primarily as a result of an increase in revenues that was offset by declines in gross margins, as noted above. For fiscal year 2025, based on annual adjusted operating income that was below target, the 2025 full-year achievement under the Employee Incentive Plan was below the target level by 14% (or 86% of target), which aligns with the Company’s pay-for-performance philosophy.

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The following table shows the level of achievement in relation to the applicable performance metrics for each quarter in fiscal year 2025:

Period	Adjusted Operating Income Result (in thousands)(1)	Adjusted Operating Income Target (in thousands)(1)	% Payout Achieved(2)
Q1	$17,751	$35,353	17.0%
Q2	27,325	35,353	62.2%
Q3	35,416	35,353	100.3%
Q4	48,716	35,353	163.0%
(1)Consistent with prior years, adjusted operating income results and target amounts exclude bonus expense, amortization of intangibles and fixed asset fair value adjustments due to acquisitions, stock-based compensation, restructuring charges, gain on sale of business net of related costs, acquisition related expenses, and the effect of certain events that are not intended to impact the Employee Incentive Plan performance measure. A reconciliation of adjusted operating income results to GAAP financial measures is set forth in Annex A.
(2)As a result of these quarterly achievement levels, each named executive officer earned 85.6% of his annual target cash incentive award for fiscal year 2025. Achievement is calculated on a constant slope, where there is —% achievement at $14.1 million or below and 100.0% achievement at $35.4 million in quarterly adjusted operating income before bonus expense. The maximum achievement under the plan is 200.0% of target adjusted operating income.

Corporate Goals Component.
The corporate goals component of the STI Plan represents 30% of the target award opportunity and is designed to align executive compensation with the Company’s strategic priorities. Corporate performance is measured across three equally weighted categories: financial performance, growth, and quality.

At the beginning of each year, the executive team establishes performance objectives and performance scales for each category. These objectives are cascaded throughout the organization to reinforce alignment with Company‑wide priorities. Following the end of the performance year, results are evaluated against the pre‑established goals, and a performance score for each category is determined. The Compensation Committee reviews and approves the final performance assessments.

The corporate goals component is funded at target at 100%, with payouts ranging from 33% at threshold to 100% at maximum, based on Company‑wide performance. The approved funding level is then allocated to individual executives based on individual performance assessments.

The corporate goals component is comprised of the following equally weighted categories:

•Financial Performance (⅓): incorporating revenue, gross margin, and expense management
•Growth (⅓): growth objectives within the semiconductor test and measurement market
•Quality (⅓): customer satisfaction and operational excellence

In determining achievement levels, the Compensation Committee considered the CEO’s recommendations and exercised its business judgment. For 2025, the Compensation Committee approved a total corporate goals component payout of 0%, reflecting progress against the Company‑wide performance for the established objectives but below threshold achievement.

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The following table shows the annual total actual 2025 bonus received in relation to the annual total target for each NEO.

Named Executive Officers	2025 Annual Total Target Bonus*	2025 Annual Total Actual Bonus	2025 Annual Total Payout % Achieved
Michael D. Slessor	$664,615	$410,429	61.8%
Aric McKinnis	210,981	159,405	75.6%
Shai Shahar	345,000	211,795	61.4%
*The Annual Total Actual Bonus payout is based on actual gross eligible earnings within each quarter, which reflects any change to base salary and actual pay periods, creating a discrepancy between the Annual Total Payout % Achieved and the Final STI score.

Long-Term Equity Incentive Compensation.
Our 2012 Equity Incentive Plan authorizes the award of different types of equity awards, including stock options, RSUs and PRSUs. Equity awards are granted to our NEOs under our 2012 Equity Incentive Plan.

The Compensation Committee believes that equity compensation is a very important component of our pay-for-performance compensation philosophy and is an effective way to reward performance and contributions to our Company and align compensation for NEOs over a multi-year period directly with the interests of the Company’s stockholders by motivating and rewarding creation and preservation of stockholder value. Also, due to its long-term nature, equity compensation is also useful for retention purposes.

Fiscal 2025 Equity Awards.
In fiscal year 2025, the Compensation Committee chose to continue issuing annual equity awards in the form of a combination of PRSUs, representing 50% of the grant value, and time-vested RSUs, representing 50% of the grant value, to our NEOs. RSUs were awarded because their value is directly impacted by all stock price changes and therefore tied directly to stockholder value. Awards of PRSUs were given to our NEOs in fiscal year 2025 and are tied to a multi-year TSR goal. These PRSU awards are based on the Company’s TSR on a relative basis against the S&P Semiconductors Select Industry Index.

The time-based RSU awards vest quarterly in equal installments over a period of three years from the date of grant. The PRSU awards vest following the end of a three-year performance period, depending on how many of the units are earned (between 0% and 200% of the target amount), as certified by the Compensation Committee, based on the Company’s TSR for the period from July 1, 2025 through June 30, 2028 relative to the TSR of the companies identified as being part of the S&P Semiconductors Select Industry Index as of July 1, 2025.

The table below reflects selected details relating to the TSR awards granted to Dr. Slessor and Mr. McKinnis in fiscal year 2025(1).

Objective	Below Threshold	Threshold	Target	Maximum
Percentile Rank	Below the 25th percentile	25th percentile	50th percentile	75th percentile or higher
Payout Percentage	0% - No payout	50%	100%	200%
(1)Award payouts are calculated using linear interpolation between performance levels.

The individual award amounts for the fiscal year 2025 annual equity awards to our NEOs are set forth in the table below. No special or one-time equity awards were granted in 2025.

Named Executive Officer	2025 Time-Based Restricted Stock Unit Awards (#)	2025 Annual Performance- Based Restricted Stock Unit Awards (#)(1)
Michael D. Slessor	72,372	72,372
Aric McKinnis	13,188	13,188
(1)PRSU awards reflect the “target” number of units that can be earned based on relative TSR performance. Actual units earned may vary from 0% to 200% of the “target” number based upon relative TSR as described above.

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As discussed above, during 2025, the Compensation Committee rebalanced pay mix across base salaries, target cash incentives and target value of long-term equity incentives to align total direct compensation levels to market benchmarks for both cash and equity. As a result, the Compensation Committee granted Dr. Slessor long-term equity awards with a target grant value of $4.9 million (compared to $5 million in 2024), a reduction of $100,000. The Compensation Committee granted Mr. McKinnis' long-term equity awards with a total target grant value of $1.2 million to reinforce performance and retention as a key member of the leadership team.
See the table entitled “Grants of Plan-Based Awards in Fiscal Year 2025” under “Executive Compensation and Related Information” in this Proxy Statement for additional information regarding these equity awards to our NEOs in fiscal year 2025.

Achievement of TSR Awards for Performance Periods Ending in 2025.
Our PRSUs granted in fiscal year 2022 had a three-year performance period that ended June 30, 2025. The grant performance was determined based on the TSR percentile rank among the S&P Semiconductor Index of TSR at the end of the performance period. Performance is determined on a straight-line ratio along the following points: 200% of target (maximum) at 75% or greater percentile rank, 100% of target at 50% TSR percentile rank, 50% of target at 25% TSR percentile rank, and 0% payout below 25% TSR percentile rank.

Our TSR for the three-year measurement period was negative 12% and ranked 25th out of 40, or in the 38th percentile of the S&P Semiconductors Select Industry Index, resulting in a payout at 77%. During this 3-year performance period, our stock price decreased 12.4% from $38.32 to $33.57 per share.

Named Executive Officer/Grant Year	Target Performance-Based Restricted Stock Unit Awards Scheduled to Vest in 2025 (#)	Number of Performance-Based Restricted Stock Units Achieved (#)	% of Target Achievement
Michael D. Slessor	64,919	49,935	77%
Shai Shahar	22,722	17,477	77%

Our PRSUs granted in fiscal years 2023, 2024 and 2025 have a three-year performance period that ends June 30, 2026, June 30, 2027 and June 30, 2028, respectively, based on TSR.

Stock Ownership Guidelines

We have stock ownership guidelines for our executive officers, which are set forth in our Company’s Corporate Governance Guidelines. Our Corporate Governance Guidelines state that (i) the CEO of the Company shall hold at least the greater of (a) 10,000 shares or (b) shares equal in value to three times (3x) the CEO’s annual base salary; and (ii) each executive officer other than the CEO of the Company (as determined by the Board) should hold at least the greater of (a) 10,000 shares or (b) shares equal in value to two times (2x) the executive officer’s annual base salary. Shares counted for this purpose shall include shares owned by the executive officer, shares owned jointly with, or separately by spouse and/or minor children, including shares held in trusts, and vested, unreleased RSUs. New executive officers have five years from the time they become executive officers to meet the ownership guidelines. In the event the requisite number of shares is increased by the Board, executive officers will have until the later of three years from the time of the increase or five (5) years from the time they were appointed as an executive officer, respectively, to acquire any additional shares needed to meet such revised guidelines.

As of April 02, 2026, all of the named executive officers was in compliance with our guidelines.

Clawback Policy

We have adopted a revised clawback policy, effective as of October 2, 2023, consistent with the final rules promulgated by the SEC and Nasdaq Stock Market under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which requires that in the event the Company is required to prepare an accounting restatement due to material

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noncompliance with any financial reporting requirement under the securities laws or that would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period, the Compensation Committee will reasonably promptly recover from any current or former executive officer any incentive compensation for the three year period preceding the date on which an accounting restatement is required, based on erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement.

Insider Trading Policy and Hedging and Pledging Policy
We maintain an insider trading policy applicable to our directors, executive officers, other employees, other individuals associated with us, and FormFactor, and have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, including Nasdaq rules, in connection with the purchase, sale, and or other dispositions of Company securities or the securities of other companies with which we do business.

Under our insider trading policy, all employees (including officers) and directors are prohibited from pledging our stock in a margin account or otherwise entering into transactions designed to hedge or offset any decrease in the market value of our stock (such as exchange funds, equity swaps, zero-cost collars and forward sale contracts), purchasing options on our stock and pledging our stock as collateral for a loan. A copy of our insider trading policy is filed as Exhibit 19.1 to our 2025 Annual Report on Form 10-K filed with the SEC on February 20, 2026.

Equity Award Timing Policies and Practices
We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards.

Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee has historically granted such awards on a predetermined annual schedule for our named executive officers and other employees. All annual grants are historically approved at a regularly scheduled meeting of the Compensation Committee pursuant to our guidelines for equity awards and issued during an open trading window pursuant to our insider trading policy. The Compensation Committee also considers and grants equity awards for special situations from time to time, such as promotions. In fiscal year 2025, we did not grant new awards of stock options, stock appreciation rights, or similar option-like instruments to our named executive officers.

Change of Control and Severance Benefits

Our severance obligations with our NEOs and certain of our other officers are described in this Proxy Statement under “Executive Compensation and Related Information - Change of Control, Severance, Separation and Indemnification Agreements.”

The Compensation Committee believes that these benefits protect the interests of our stockholders by attracting and retaining key executives and provide a framework for avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. The uncertainty about the future status of employment among management that can arise in the face of a potential change of control could result in the untimely departure or distraction of key officers. Change of control severance benefits provide support to officers to remain with our Company despite uncertainties while a change of control is under consideration or pending, and the Compensation Committee believes that the potential benefits under these agreements are reasonable and generally comparable to competitive terms offered by our peer companies to their senior executives. Change of control benefits are “double-trigger,” which means that they are provided to the executive only in the event that the executive is terminated, or the executive involuntarily experiences material changes in terms of employment, following a change of control. We do not provide for gross ups for excise taxes under Internal Revenue Code section 280G.

Current performance-based equity awards will be deemed earned at the greater of target or actual results immediately prior to a change of control if the awards will be otherwise forfeited as determined by the Compensation Committee prior to the change of control.

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Other Benefits and Perquisites

Our named executive officers are eligible to participate in various employee benefit plans, including medical, dental and vision plans, life and disability insurance and the Company’s 401(k) and stock purchase plans. These benefit plans are the same plans offered to our other U.S.-based employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility of compensation payable in any particular tax year to certain executive officers to the extent that such compensation exceeds $1 million per officer in any year. However, the Compensation Committee retains the discretion to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Compensation Committee Report

The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” contained in this Proxy Statement with the Company’s management. Based on these reviews and discussions, the Compensation Committee has recommended to FormFactor’s Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee.
Kelley Steven-Waiss, Chairperson
Rebeca Obregon Jimenez
Jorge Titinger

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CORPORATE SOCIAL RESPONSIBILITY

We believe our integration of corporate social responsibility initiatives into our everyday business is important to creating sustainable value for our stockholders and other stakeholders. We have identified nine areas of focus for our Sustainable Leadership program based upon the nature of our business and stakeholder priorities. This framework positions us for regular improvement in corporate social responsibility for us to have an enduring positive impact for our communities and stakeholders. Additional details about these topics and our Sustainable Leadership program with references to global sustainability reporting standards is available from the Corporate Citizenship page of our website at www.formfactor.com.

Under the Sustainable Leadership program, we aim to do the following:

Sustainable Technology
Design products for a positive impact on society and the environment
Our customers can use our test and measurement products to reduce waste and improve yield, and our products are designed for efficiency.

Talent Development and Culture
Be committed to equal opportunity for all and to fostering a welcoming culture that values a broad range of experiences, perspectives, and talents to drive innovation and long-term performance
Our workforce is markedly diverse, and we treat the recruitment, retention, and promotion of our employees as an important facet of Company performance. We support efforts and programs, such as mentoring and networking, recruitment and training, along with other management objectives that help support employees and their sense of belonging and achievement in the workplace.

Health and Safety
Provide a safe workplace to provide for the health and well-being of personnel and local communities
We have an array of policies, programs, and processes designed to prevent and manage risks from our operations to the well-being of our personnel and neighboring communities involving dedicated resources, management systems, a range of training for Company personnel, and a commitment to minimizing the environmental impact of the materials we use.

Labor and Human Rights
Promote ethical labor practices and human rights with zero tolerance for forced labor
We operate in accordance with high global standards to support freedom and human dignity. In connection with this we support several labor and human rights initiatives, such as prohibiting pay practices that are exploitive, providing ethical working conditions, and striving to provide competitive benefits, pay and employee leave to our employees. In addition, our personnel enjoy freedom of expression, assembly, and movement.

Development and Engagement
Provide rewarding employee experiences and growth in all locations
Our employees have many opportunities to regularly grow and experience the rewards of feedback, training, mentorship, team building, career progression, tuition reimbursement, and a culture of transparency.

Energy and Climate
Value energy efficiency and recognize the importance of addressing climate change
We utilize a variety of state-of-the-art technologies to reduce our power consumption in manufacturing and to maintain efficient environmental controls, and we continue to make progress towards the reduction of our greenhouse gas emissions.

Supply Chain Responsibility
Mitigate the sustainability risks in our extended supply chain
We conduct regular operational reviews to provide oversight of key supplier performance including sustainability risks; we expect our suppliers to commit to the Responsible Business Alliance Code of Conduct, and we conduct inquiries into their responsible sourcing.

Waste and Chemicals
Reduce waste and carefully manage our use of hazardous substances
We have management systems for our use of chemicals designed to avoid unnecessary risks of waste or threats to the environment and closely track usage, safe handling and environmentally conscious disposal of hazardous substances.

Volunteering & Youth Education
Support youth education and give back to communities
Our scholarship and internship programs support educational opportunities; we recruit from local schools, donate equipment to schools and other charitable causes, and run a wide variety of giving and community support programs including blood drives, fundraisers and disaster relief efforts.

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EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Officers

Name	Age	Position
Michael D. Slessor	56	President, CEO and Director
Aric McKinnis	42	Senior Vice President, CFO
Shai Shahar	54	Former Senior Vice President, Executive Advisor

Michael D. Slessor became our CEO on December 28, 2014 and is a member of our Board. Dr. Slessor’s biographical information is described in Proposal No. 1 above.

Aric McKinnis has served as our CFO since August 2025. Mr. McKinnis joined FormFactor in August 2019 and prior to his current role, served as Vice President and Corporate Controller. Mr. McKinnis has served in a financial leadership capacity for over 15 years and was previously Corporate Controller at the semiconductor manufacturing companies MKS Instruments and Electro Scientific Industries, Inc. Prior to such positions, Mr. McKinnis was a manager at Deloitte, where he served in external audit for publicly listed companies and industries including manufacturing, banking, and insurance. Mr. McKinnis holds honors college degrees from Oregon State University, where he graduated summa cum laude from the college of business.

Shai Shahar served as our CFO from 2018 to August 2025, and as our Senior Vice President and Executive Advisor from September through December 2025. Mr. Shahar has more than 25 years of financial leadership and management experience. Prior to joining FormFactor, Mr. Shahar served as Senior Vice President of Finance & Operations of Nova Measuring Instruments, a leading provider of metrology solutions used in semiconductor manufacturing, from April 2017 to March 2018. From June 2014 to January 2016, Mr. Shahar served as Vice President Finance and Corporate Controller of PMC-Sierra, Inc., a fabless semiconductor company, and served as its Vice President Finance, FP&A, from 2011 to 2014, following its acquisition of Wintegra, Inc. Mr. Shahar was Chief Financial Officer of Wintegra, Inc., a fabless semiconductor company, from 2006 to 2010. From 1997 to 2006, Mr. Shahar worked in progressive roles as a senior manager at Ernst & Young, where he was responsible for private and public company accounts, including Nasdaq-listed technology companies. Mr. Shahar is a certified public accountant in Israel, and received his bachelor’s degree in Accounting and Economics in 1998 from the Recanati School of Business, Tel Aviv University, Israel.

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Summary Compensation

The following table presents information regarding the compensation paid during fiscal years 2025, 2024 and 2023 to our President and CEO, our Senior Vice President and CFO, and our former Senior Vice President and CFO, who were our only executive officers during fiscal year 2025.

Named Executive Officer and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)(6)(7)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael D. Slessor, President and CEO	2025	664,615	—	4,398,770	406,035	12,224	5,481,644
	2024	592,308	—	3,960,445	739,118	11,734	5,303,605
	2023	550,000	—	5,980,078	187,872	9,899	6,727,849
Aric McKinnis, Senior Vice President and CFO(1)	2025	338,600	50,000	1,924,261	99,575	3,848	2,416,284
Shai Shahar, Former Senior Vice President and CFO(2)	2025	474,154	—	—	212,724	26,471	713,349
	2024	396,539	—	1,212,913	348,990	6,120	1,964,562
	2023	350,000	—	2,286,957	84,685	5,975	2,727,617
(1)Mr. McKinnis was appointed as Senior Vice President and CFO effective August 8, 2025.
(2)Mr. Shahar served as the Senior Vice President and CFO until August 8, 2025.
(3)The dollar amounts shown are based on the fair value of the award as of the grant date. The fair value of our fiscal year 2025 time-based stock awards was based on the closing fair market value of our common stock as reported on the Nasdaq Stock Market on the grant date. The fair value of our performance-based stock awards (which are market-based stock awards) was derived under a Monte Carlo simulation model as described in further detail in footnote (7) to this table.
(4)Represents amounts earned for performance in the applicable year under our Employee Incentive Plan, which is described under “Compensation Discussion and Analysis” in this Proxy Statement.
(5)The amounts in this column represent matching contributions under our 401(k) Plan and healthcare related benefits.
(6)The dollar amount shown includes time-based and PRSU awards. The payout range for the PRSU awards is 0% to 200%, with the grant date valuation representing the “target” achievement of 100%, based on the probable outcome of the performance conditions used for financial reporting purposes in accordance with Monte Carlo’s simulation model as of the grant date. Actual performance may vary resulting in fewer or more shares becoming earned and vested, which will vary the realized value of the award. The 2025 grant date value of PRSUs adjusted to assume the maximum achievement of 200% was 4,799,711 and 2,418,415 for Dr. Slessor and Mr. McKinnis, respectively. The 2024 grant date value of PRSUs adjusted to assume the maximum achievement of 200% was 4,313,330 and 1,320,987 for Dr. Slessor and Mr. Shahar, respectively. The 2023 grant date value of PRSUs adjusted to assume the maximum achievement of 200% was 7,038,555 and 2,112,281 for Dr. Slessor and Mr. Shahar, respectively.
(7)Description of Monte Carlo Calculation Model: The fair value of TSR-based RSUs awards is determined using a Monte Carlo simulation model that uses the following assumptions: (i) expected volatility based on historical price volatility of FormFactor and the designated peer group (ii) expected risk-free interest rate based on the U.S. Treasury rates as of the grant date; and (iii) expected term. The following table provides the specific inputs that were used in the simulation:

	FY2025	FY2024	FY2023
Dividend Yield	0%	0%	0%
Expected Volatility	55.2% - 54.0%	50.8%	50.7%
Peer Group Volatility	31.8% - 145.2%	27.0% - 80.2%	28.2% - 78.1%
Risk-Free Interest Rate	3.6%	3.7%	4.4%
Expected Term (Years)	2.9	2.9	2.9

Grants of Plan-Based Awards in Fiscal Year 2025

The following table presents information regarding RSUs granted during fiscal year 2025 to our NEOs. These equity awards were granted under our 2012 Equity Incentive Plan. The vesting schedule for the awards is set forth below in the table “Outstanding Equity Awards at Fiscal Year Ended December 27, 2025.” There can be no assurance that the “Grant Date Fair Value of Stock Awards” will ever be realized. The following table also presents information in the “Non-Equity Incentive Plan Awards” columns regarding potential awards under our Employee Incentive Plan for fiscal year 2025. All awards presented in the table below are further described under “Compensation Discussion and Analysis-Compensation Components” in this Proxy Statement.

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		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Michael D. Slessor	—	—	664,615	1,329,231	—	—	—	—	—
	8/6/2025	—	—	—	—	—	—	72,372	1,998,915
	8/6/2025	—	—	—	36,186	72,372	144,744	—	2,399,856
Aric McKinnis	—	—	210,981	421,962	—	—	—	—	—
	11/6/2025	—	—	—	—	—	—	13,188	715,053
	11/6/2025	—	—	—	6,594	13,188	26,376	—	1,209,208
Shai Shahar	—	—	345,000	690,000	—	—	—	—	—
(1)Represents the target awards under the Employee Incentive Plan.
(2)Represents the PRSU awards (which are market-based awards). The PRSU awards vest on August 1, 2028 based on the Company’s relative TSR performance from July 1, 2025 - June 30, 2028.
(3)Represents the time-based RSU awards granted. The time-based RSU awards vest quarterly over a three-year period in equal installments.
(4)Represents the aggregate grant date fair value of time-based and PRSU awards. The grant date fair value of the PRSU awards represents the target achievement of 100% and is derived using a Monte Carlo simulation model. The grant date fair value of our time-based RSU awards is based on the closing fair market value of our common stock on the Nasdaq Stock Market on the grant date. Assumptions used in the calculation of these amounts are described in Note 14, Stock-Based Compensation, to our Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 27, 2025. The use of any stock-based compensation valuation model should not be interpreted as a prediction of the actual value that may be realized from the award.

Outstanding Equity Awards at Fiscal Year Ended December 27, 2025

The following table presents information regarding outstanding stock awards held by our NEOs at December 27, 2025. None of our NEOs held outstanding stock option awards at December 27, 2025.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael D. Slessor	8/7/2023	17,724	1,029,055	141,792	8,232,444
	8/5/2024	25,508	1,480,994	87,456	5,077,695
	8/6/2025	66,341	3,851,758	144,744	8,403,837
Aric McKinnis	6/2/2023	1,546	89,761	—	—
	8/5/2024	3,647	211,745	—	—
	11/6/2025	13,188	765,695	26,376	1,531,391
Shai Shahar	8/7/2023	8,865	514,702	42,552	2,470,569
	8/5/2024	7,812	453,565	26,784	1,555,079
•Market value was determined by multiplying the closing fair market value for a share of the Company’s common stock as of December 27, 2025, which was the last business day of fiscal year 2025, of $58.06, by the number of unvested and unearned units.
•The stock units vest quarterly over a three-year period from the grant date.
•The August 7, 2023 market-based RSUs represent 200% of the units granted that will vest based on the Company’s TSR relative to the TSR of the companies identified as being part of the S&P Semiconductor Select Industry Index for the period from July 1, 2023 to June 30, 2026. As of December 27, 2025, the award achievement level was calculated at 200% of target.

2026 Proxy Statement	48

The payout range for the market-based RSU award is 50% to 200%. Any earned units will vest on the Compensation Committee’s certification date in 2026.
•The August 5, 2024 market-based RSUs represent 200% of the units granted that will vest based on the Company’s TSR relative to the TSR of the companies identified as being part of the S&P Semiconductor Select Industry Index for the period from July 1, 2024 to June 30, 2027. As of December 27, 2025, the award achievement level was calculated at 105% of target. The payout range for the market-based RSU award is 50% to 200%. Any earned units will vest on the Compensation Committee’s certification date in 2027.
•The August 6, 2025 and November 6, 2025 market-based RSUs represents 200% of the units granted that will vest based on the Company’s TSR relative to the TSR of the companies identified as being part of the S&P Semiconductor Select Industry Index for the period from July 1, 2025 to June 30, 2028. As of December 27, 2025, the award achievement level was calculated at 200% of target. The payout range for the market-based RSU award is 50% to 200%. Any earned units will vest on the Compensation Committee’s certification date in 2028.

Option Exercises and Stock Vested During Fiscal Year Ended December 27, 2025

The following table presents information concerning the exercise of options during fiscal year 2025 by our NEOs, and the vesting of stock units held by them during fiscal year 2025 (with the reported value based on the market price on the applicable date).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael D. Slessor	—	—	108,600	3,616,324
Aric McKinnis	—	—	7,430	259,007
Shai Shahar	—	—	38,810	1,255,769

Change of Control, Severance, Separation and Indemnification Agreements

Severance Plan. On August 2, 2024, the Compensation Committee approved the adoption of a Severance Plan for U.S. Executives (the “Severance Plan”). The Severance Plan provides for severance pay and certain benefits for eligible participants, including Mr. Shahar and Mr. McKinnis, both NEOs, upon a qualifying termination. The Severance Plan superseded Mr. Shahar’s prior Change of Control Severance Agreement and provided all participants with the following severance benefits upon a termination of employment other than for cause or as a result of death or permanent disability, or as a result of a resignation for good reason, within twelve (12) months following a change of control of the Company, or within ninety (90) days prior to a change of control, subject to the officer signing a release of claims in favor of the Company:

•a lump sum cash severance payment equal to one year’s annual base salary plus the greater of (a) the product of the annual base salary and the annual target bonus percentage in effect in effect on the date of termination (the “Annual Bonus Target”) or (b) the average of the last two year’s actual bonus awarded to the participant;

•a lump sum cash payment equal to the amount of the Company’s monthly health insurance premium under COBRA in effect on the date of the employee’s separation under the Company’s group health plan for the type of coverage in effect for the employee under such plan, multiplied by twelve; and

•acceleration in full of the vesting and exercisability of all equity awards (or cash or equity awards substituted for the same) at the time of the change of control and any forfeiture provisions and/or the Company right of repurchase automatically lapsing in full.

The Severance Plan additionally provides all participants with the following severance benefits upon a termination of employment other than for cause and other than as a result of death or permanent disability, at any time other than within twelve (12) months following or ninety (90) days prior to a change of control, subject to the participant signing a release of claims in favor of our Company:

2026 Proxy Statement	49

•The sum of twelve (12) months of base salary in effect on the date of termination plus the participant’s Annual Bonus Target paid in 12 equal monthly installments; and

•Payment of up to twelve (12) months of COBRA premiums for the continuation of coverage in effect on the date of termination, provided continued eligibility;

As defined in the Severance Plan:

•“change of control” means the first to occur of any of the following events:

(i)any one person, or more than one person acting as a group (as defined under Treasury Regulation section 1.409A-3(i)(5)(v)(B)), other than the Company, an affiliate or any employee benefit plan sponsored by the Company or an affiliate, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value of the stock of the Company;

(ii)any one person, or more than one person acting as a group (as defined under Treasury Regulation section 1.409A-3(i)(5)(v)(B)), other than the Company, an affiliate or any employee benefit plan sponsored by the Company or an affiliate, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii)a majority of members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of each appointment or election; or

(iv)any one person, or more than one person acting as a group (as defined in Treasury Regulation section 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of this clause (iv), gross fair market value means the value of the assets of the Company (without regard to assets of affiliates), or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

•“cause” means the occurrence of any of the following:

(i)any act of personal dishonesty or breach of trust taken by the participant which is reasonably likely to result in material harm to the Company;

(ii)the participant’s performance of any act or omission with respect to which, if participant were prosecuted, would constitute a felony or a misdemeanor involving a crime of dishonesty, fraud or moral turpitude;

(iii)continued willful violations by the participant of the participant’s obligations to the Company after the participant has received a written demand for performance from the Company which describes the basis for the Company’s belief that the participant has not substantially performed their duties; or

(iv)participant’s breach or violation, in any material respect, of any agreement between participant and the Company, or any material policy of the Company, including but not limited to the Company’s Code of Conduct, Confidential Information and Invention Assignment Agreement. Cause shall be determined in the Company’s sole discretion.

•“good reason” means the occurrence of any of the following:

(i)without the participant’s express written consent, a material reduction of the participant’s duties, position or responsibilities relative to the participant’s duties, position or responsibilities in effect immediately prior to the change of control;

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(ii)without the participant’s express written consent, a reduction of more than 10% of the participant’s base salary or target bonus as in effect immediately prior to the change of control;

(iii)without the participant’s express written consent, the relocation of the participant’s primary work location by more than 50 miles; or

(iv)the failure of the Company to obtain the assumption of the Severance Plan by a successor;

provided, however, that the participant will have good reason to terminate employment only if (i) the participant provides notice to the Company of the existence of the event or circumstances constituting good reason specified in any of the preceding clauses within 90 days of the initial existence of such event or circumstances, and (ii) the Company does not remedy such event or circumstances within 30 days following receipt of such notice.

The Severance Plan provides that if payments to an officer will constitute “excess parachute payments” (as such term is defined under Section 280G of the Internal Revenue Code or any successor provisions, and the regulations promulgated thereunder) that will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the severance benefits will be reduced only to the extent that such reduction would increase the benefits received by the officer on an after-tax basis. The change of control severance agreements do not alter the at-will employment of the officers who have entered into them.

The following table summarizes the potential payments upon a qualifying termination pursuant to the Severance Plan. The amounts shown assume that such qualifying termination was effective as of December 27, 2025, which was the Company’s last business day of fiscal year 2025. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such qualifying termination.

	Qualifying Termination Not in Connection with Change of Control(1)	Qualifying Termination or Resignation in Connection with Change of Control(2)	Qualifying Termination Not in Connection with Change of Control(1)(3)
NEO	Mr. McKinnis		Mr. Shahar
Base salary ($)	425,000	425,000	460,000
Short-term incentive compensation ($)	318,750	318,750	345,000
Stock options ($)	—	—	—
Stock awards ($)	—	2,598,591	—
Health benefits ($)	23,180	23,180	36,681
Total ($)	766,930	3,365,521	841,681
(1)Represents the sum of 12 months of base salary and the target annual bonus amount for the year in which the termination occurs, payable in monthly installments; and up to 12 months of COBRA premium payments and, if applicable, their eligible dependents.
(2)Represents a lump sum cash severance payment equal to 12 months of base salary, plus the greater of (x) the target annual bonus amount for the year in which the termination occurs, or (y) the average of the last two years’ actual bonus awarded to Mr. McKinnis; a lump sum cash payment equal to 12 months of COBRA premium payments for Mr. McKinnis and, if applicable, his eligible dependents; and acceleration in full of the vesting and exercisability of all equity awards at the time of the change of control and any forfeiture provisions and/or Company right of repurchase automatically lapsing in full.
The stock awards represents the acceleration value of Mr. McKinnis’ outstanding time-based restricted stock unit awards and market (TSR) based restricted stock unit awards as of December 27, 2025. The intrinsic value of the RSU awards is based upon the December 27, 2025 closing price for our common stock of $58.06.
(3)Represents severance benefits payable to Mr. Shahar upon his separation in December 2025, to be paid in 12 monthly installments during fiscal 2026.

Severance Agreement with Dr. Slessor. In lieu of participating in the Severance Plan, Dr. Slessor’s severance terms are laid out in our CEO Change of Control and Severance Agreement with Dr. Slessor, originally executed on July 20, 2022 and updated on November 15, 2024 (the “CEO Severance Agreement”). The CEO Severance Agreement provides for substantially the same benefits to which all participants under the Severance Plan are entitled to upon a termination of employment except that if his employment is terminated by our Company as a result of any involuntary termination at any

2026 Proxy Statement	51

time other than within twelve (12) months following or ninety (90) days prior to a change of control, subject to his signing a release of claims in favor of the Company, he will receive:

•a lump sum cash severance payment equal to one year of his then annual base salary plus the Annual Bonus Target;

•a lump sum cash payment equal to the amount of the Company’s monthly health insurance premium under COBRA in effect on the date of his separation under the Company’s group health plan for the type of coverage then in effect for him under such plan, multiplied by twelve (12); and

•accelerated vesting of his outstanding equity awards as if he had continued in employment for twelve (12) additional months following his separation; provided that with respect to any performance-based equity award for which the performance period has not ended as of the date of termination but for which the initial vesting date would occur within twelve (12) months following his separation, such performance award will remain outstanding and, upon determination of the amount earned for such performance period, the earned amount of the performance award will be subject to the same twelve (12) month acceleration; and he will have twelve (12) months following his separation to exercise any vested stock options not to exceed the expiration date of such options.

The definitions of “change of control” were the sole updates on November 15, 2024 and aligned the definitions with the Severance Plan and 409A definitions. As a result, the definitions of “change and control” and “good reason” under the CEO Severance Agreement are substantially the same as the terms described above for the Severance Plan. Under the CEO Severance Agreement, “cause” is defined as the occurrence of any of the following:

•any act of personal dishonesty taken by the executive in connection with his responsibilities as an executive which is intended to result in substantial personal enrichment of the executive and is reasonably likely to result in material harm to the Company;

•the executive’s conviction of a felony;

•a willful act by the executive which constitutes misconduct and is materially injurious to the Company; or

•continued willful violations by the executive of the executive’s obligations to the Company after the executive has received a written demand for performance from the Company which describes the basis for the Company’s belief that the executive has not substantially performed his duties.

The following table summarizes the potential payments upon a qualifying termination of Dr. Slessor pursuant to the CEO Severance Agreement. The amounts shown assume that such qualifying termination was effective as of December 27, 2025, which was our Company’s last business day of fiscal year 2025. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such qualifying termination.

	Qualifying Termination or Resignation Not in Connection with Change of Control(1)	Qualifying Termination or Resignation in Connection with Change of Control(2)
Base salary ($)	670,000	670,000
Short-term incentive compensation ($)	670,000	670,000
Stock options ($)	—	—
Stock awards ($)(3)	11,508,421	25,663,879
Health benefits ($)	42,244	42,244
Total ($)	12,890,665	27,046,123
(1)Represents a lump sum cash severance payment equal to one year of his then annual base salary plus his annual bonus target; a lump sum cash payment equal to 12 months of COBRA premium payments; and accelerated vesting of his outstanding equity awards as if he had continued in employment for 12 additional months following his separation; provided that with respect to any performance-based equity award for which the performance period has not ended as of the date of termination but for which the initial vesting date would occur within 12 months following his separation, such performance award will remain outstanding and,

2026 Proxy Statement	52

upon determination of the amount earned for such performance period, the earned amount of the performance award will be subject to the same 12 month acceleration.
(2)Represents a lump sum cash severance payment equal to 12 months of base salary, plus the greater of (x) the target annual bonus amount for the year in which the termination occurs, or (y) the Annual Bonus Target times the average rate of annual bonus paid to each executive officer (compared to such officer’s target bonus) covered under a change of control severance agreement substantially similar to the CEO Severance Agreement averaged over the two most recently completed fiscal years preceding the date of termination; a lump sum cash payment equal to 12 months of COBRA premium payments for the executive and, if applicable, the executive’s eligible dependents; and acceleration in full of the vesting and exercisability of all equity awards at the time of the change of control and any forfeiture provisions and/or Company right of repurchase automatically lapsing in full.
(3)Represents the acceleration value of Dr. Slessor’s outstanding time-based restricted stock unit awards and market (TSR) based restricted stock unit awards as of December 27, 2025. The intrinsic value of the RSU awards is based upon the December 27, 2025 closing price for our common stock of $58.06.

Indemnification Agreements. We have entered into indemnification agreements with each of our current and former directors, current and former executive officers and certain other officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to our Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. These indemnification agreements are in addition to the indemnity provisions in our Certificate of Incorporation and bylaws. We also intend to enter into indemnification agreements with our future directors and executive officers.

PEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median-compensated employee’s annual total compensation to the annual total compensation of our Principal Executive Officer (“PEO”).

The purpose of this disclosure is to provide a measure of the equitability of pay within our Company. We believe our compensation philosophy and process yield an equitable result for all of our employees. During fiscal year 2025, FormFactor’s PEO was our President and CEO, Dr. Michael D. Slessor. The combined annual total compensation for Dr. Slessor and for our median-compensated employee and the resulting estimated pay ratio are reflected in the table below.

PEO Pay Ratio
PEO Annual Total Compensation *	5,481,644
Median-Compensated Employee Annual Total Compensation	111,091
PEO to Median Employee Pay Ratio	49:1
*The annual total compensation reflected here is the amount reflected in the “Summary Compensation Table”.

In accordance with Item 402(u) of Regulation S-K, we identified the median-compensated employee using our employee population (excluding the PEO) as of December 27, 2025. On this date, we employed 2,153 people worldwide. In a manner consistent with SEC rules, we identified the median-compensated employee by use of a consistently applied compensation measure. Specifically, we identified the median-compensated employee by (i) calculating annual base pay plus target bonus or sales incentive (each compensation element was annualized for employees not employed for the full year), and (ii) ranking this compensation measure for our employees from lowest to highest. Once the median-compensated employee was identified, we calculated the median-compensated employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. Components of compensation paid in foreign currencies were converted to U.S. dollars based on exchange rates in effect as of the end of our 2025 fiscal year.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

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Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our PEO and Non-PEO named executive officers (“NEOs”) and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(1),(2),(3) ($)	Average Summary Compensation Table Total for Non- PEO NEOs(1) ($)	Average Compensation Actually Paid to Non- PEO NEOs(1),(2),(3) ($)	Value of Initial Fixed $100 Investment based on:(4)		Net Income ($ Millions)	TSR Percentile Rank(5)
					TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	5,481,644	12,862,275	1,564,817	1,625,534	136.4	200.7	54.4	67.4
2024	5,303,605	8,147,045	1,964,562	2,944,343	107.8	155.9	69.6	54.8
2023	6,727,849	13,476,551	2,727,617	5,101,521	98.0	136.0	82.4	85.7
2022	5,111,932	(2,441,277)	1,987,354	(897,158)	52.2	100.5	50.7	36.6
2021	5,231,873	2,791,024	2,082,660	1,146,973	104.5	143.7	83.9	7.9
(1)Michael D. Slessor, our President and CEO, was our PEO for each year presented. The Non-PEO NEOs for 2025 were Shai Shahar and Aric McKinnis, former and current CFO respectively, with Shai Shahar being the only Non-PEO NEO for the years 2021-2024.
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s PEO or non-PEO NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for Dr. Slessor and the non-PEO NEOs as set forth in the tables below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.
(4)The Peer Group TSR set forth in this table utilizes the S&P Semiconductors Select Industry Index, which we also utilize in the stock price performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the fiscal year ended December 27, 2025. The comparison assumes $100 was invested for the period starting December 26, 2020, through the end of the applicable year reflected in the table, in the Company and in the S&P Semiconductors Select Industry Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)We determined TSR Percentile Rank relative to the constituents of the S&P Semiconductors Select Industry Index, with the constituents determined as of the end of the most recent year, to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and non-PEO NEOs in 2025. This column presents the TSR Percentile Rank (or the relative ranking of the company's TSR as compared to the TSRs of the companies included in the S&P Semiconductors Select Industry Index) for each covered year.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards ($)	Inclusion of Equity Values(1) ($)	Compensation Actually Paid to PEO ($)
2025	5,481,644	4,398,770	11,779,401	12,862,275
2024	5,303,605	3,960,445	6,803,885	8,147,045
2023	6,727,849	5,980,079	12,728,781	13,476,551
2022	5,111,932	4,258,925	(3,294,284)	(2,441,277)
2021	5,231,873	4,189,734	1,748,885	2,791,024

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Year	Summary Compensation Table Total for Non-PEO NEOs ($)	Exclusion of Stock Awards and Option Awards ($)	Inclusion of Equity Values(1) ($)	Compensation Actually Paid to Non-PEO NEOs ($)
2025	1,564,817	962,131	1,022,848	1,625,534
2024	1,964,562	1,212,913	2,192,694	2,944,343
2023	2,727,617	2,286,957	4,660,861	5,101,521
2022	1,987,354	1,490,639	(1,393,873)	(897,158)
2021	2,082,660	1,512,967	577,280	1,146,973
(1)The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables.

Principal Executive Officer

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2025	11,096,308	3,379,446	327,001	(3,023,354)	—	—	11,779,401
2024	4,247,075	1,737,266	142,954	676,590	—	—	6,803,885
2023	7,413,921	5,029,766	214,342	70,752	—	—	12,728,781
2022	2,055,593	(5,015,629)	—	(334,248)	—	—	(3,294,284)
2021	4,833,797	(1,385,403)	—	(1,699,509)	—	—	1,748,885

Other Named Executive Officers

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non- PEO NEOs ($)	Total - Inclusion of Equity Values for Non-PEO NEOs ($)
2025	1,042,917	563,985	—	(584,054)	—	—	1,022,848
2024	1,300,696	594,253	43,781	253,964	—	—	2,192,694
2023	2,767,243	1,786,740	107,207	(329)	—	—	4,660,861
2022	719,464	(1,980,401)	—	(132,936)	—	—	(1,393,873)
2021	1,745,546	(579,687)	—	(588,579)	—	—	577,280

2026 Proxy Statement	55

Relationship Between Compensation Actually Paid, Company TSR and Peer Group TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and non-PEO NEOs and the cumulative TSR over the five most recently completed fiscal years of the Company and the S&P Semiconductors Select Industry Index.

CAP vs. Company TSR & Peer Group TSR
Compensation Actually Paid ($ Millions)
$15.0
$12.0
$9.0
$6.0
$3.0
$0.0
-$3.0
Total Shareholder Return
$250
$200
$150
$100
$50
$0
FY-2021
FY-2022
FY-2023
FY-2024
FY-2025
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEO
FormFactor, Inc. TSR
S&P Semiconductors Select Industry Index TSR

2026 Proxy Statement	56

Relationship Between Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and non-PEO NEOs and the Company’s net income during the five most recently completed fiscal years.

CAP vs. Net Income
Compensation Actually Paid ($ Millions)
$15.0
$12.0
$9.0
$6.0
$3.0
$0.0
-$3.0
Net Income ($ Millions)
$100
$80
$60
$40
$20
$0
FY-2021
FY-2022
FY-2023
FY-2024
FY-2025
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEO
FormFactor, Inc. Net Income

2026 Proxy Statement	57

Relationship Between Compensation Actually Paid and TSR Percentile Rank

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and non-PEO NEOs and the Company’s TSR Percentile Rank during the five most recently completed fiscal years.

CAP vs. TSR Percentile Rank
$15.0
$12.0
$9.0
$6.0
$3.0
$0.0
-$3.0
Composition Actually Paid ($ Millions)
100%
80%
60%
40%
20%
—%
TSR Percentile Rank
FY-2021
FY-2022
FY-2023
FY-2024
FY-2025
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEO
TSR Percentile Rank

Tabular List of Most Important Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and non-PEO NEOs for 2025 to Company performance. The measures in this table are not ranked.

Performance Measures
Total Shareholder Return
Adjusted Operating Income
Total Shareholder Percentile Rank

2026 Proxy Statement	58

ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Our Securities
The following table presents information regarding the beneficial ownership of our common stock as of March 16, 2026 for:
•    each person or entity known by us to own beneficially more than 5% of our common stock;
•    each of our directors and nominees;
•    each of our named executive officers; and
•    all of our directors and executive officers as a group.
The percentage of beneficial ownership for the following table is based on 77,954,440 shares of our common stock outstanding as of March 16, 2026. Beneficial ownership is determined under the rules and regulations of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days of March 16, 2026 through the exercise of any option, unit or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules and regulations of the SEC, that only the person or entity whose ownership is being reported has exercised options, units or other rights into shares of our common stock.
To our knowledge, except under community property laws or as otherwise noted, the persons named in the table below have sole voting and sole investment power with respect to all equity beneficially owned. Unless otherwise indicated, each director, named officer and 5% stockholder listed below maintains a mailing address of c/o FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
BlackRock, Inc.(1)	11,913,676	15.3%
The Vanguard Group, Inc.(2)	10,581,258	13.6%
EARNEST Partners, LLC(3)	6,053,436	7.8%
Directors and Executive Officers:
Thomas St. Dennis(4)	30,982	*
Michael D. Slessor(5)	486,669	*
Kevin Brewer(6)	7,561	*
Rebeca Obregon Jimenez(7)	9,812	*
Aric McKinnis(8)	13,533	*
Sheri Rhodes(9)	9,812	*
Shai Shahar(10)	33,650	*
Kelley Steven-Waiss(11)	30,035	*
Jorge Titinger(12)	16,954	*
Brian White(13)	10,012	*
All current directors and executive officers as a group (9 persons)(14)(15)	615,370	*
*Represents beneficial ownership of less than 1%.
(1)As reported in Amendment No. 17 to Schedule 13G/A of BlackRock, Inc. reflecting beneficial ownership as of December 31, 2023, which was filed on January 22, 2024 with the SEC. BlackRock, Inc. reported sole voting power with respect to 11,805,336 shares, shared voting and dispositive power with respect to no shares, and sole dispositive power with respect to 11,913,676 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

2026 Proxy Statement	59

(2)As reported in Amendment No. 14 to Schedule 13G/A of The Vanguard Group, Inc. reflecting beneficial ownership as of December 31, 2024, which was filed on January 31, 2025 with the SEC. The Vanguard Group, Inc. reported sole voting power with respect to no shares, shared voting power with respect to 143,760 shares, sole dispositive power with respect to 10,348,635 shares and shared dispositive power with respect to 232,623 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)As reported in Amendment No. 5 to Schedule 13G/A of EARNEST Partners, LLC reflecting beneficial ownership as of December 31, 2023, which was filed on February 12, 2024 with the SEC. EARNEST Partners, LLC reported sole voting power with respect to 5,151,498 shares, and shared dispositive power with respect to no shares, and sole dispositive power with respect to 6,053,436 shares. The address of EARNEST Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309.
(4)Represents 24,998 shares held directly by Mr. St. Dennis, and 5,984 units convertible to common stock, 544 of which shares and units will be vested on or within 60 days of March 16, 2026.
(5)Represents 471,086 shares held directly by Dr. Slessor and 15,583 units convertible to common stock, 15,583 of which shares and units will be vested on or within 60 days of March 16, 2026.
(6)Represents 1,577 shares held directly by Mr. Brewer, and 5,984 units convertible to common stock, 544 of which shares and units will be vested on or within 60 days of March 16, 2026.
(7)Represents 3,828 shares held directly by Ms. Obregon Jimenez and 5,984 units convertible to common stock, 544 of which shares and units will be vested on or within 60 days of March 16, 2026.
(8)Represents 11,140 shares held directly by Mr. McKinnis, and 2,393 units convertible to common stock, 2,393 of which shares and units will be vested on or within 60 days of March 16, 2026.
(9)Represents 3,828 shares held directly by Ms. Rhodes, and 5,984 units convertible to common stock, 544 of which shares and units will be vested on or within 60 days of March 16, 2026.
(10)Represents 33,650 shares held directly by Mr. Shahar, and no units convertible to common stock, as of his separation from the Company on December 31, 2025.
(11)Represents 24,051 shares held directly by Ms. Steven-Waiss and 5,984 units convertible to common stock, 544 of which shares and units will be vested within 60 days of March 16, 2026.
(12)Represents 10,970 shares held directly by Mr. Titinger and 5,984 units convertible to common stock, 544 of which shares and units will be vested within 60 days of March 16, 2026.
(13)Represents 4,028 shares held directly by Mr. White and 5,984 units convertible to common stock, 544 of which shares and units will be vested within 60 days of March 16, 2026.
(14)Represents 555,506 shares held directly by the Company’s current directors and executive officers as a group and 59,864 units convertible into common stock, 21,784 of which shares and units will be vested within 60 days of March 16, 2026.
(15)Excludes Mr. Shahar.

2026 Proxy Statement	60

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board recognizes that transactions between our Company and persons or entities that may be deemed related persons can present potential or actual conflicts of interest and create the appearance of impropriety. Accordingly, our Board has delegated authority for the review and approval of all related person transactions, as well as matters pertaining to the integrity of the Board and management, including conflicts of interest, to the Governance and Nominating Committee. Pursuant to that authority, the Governance and Nominating Committee has adopted a written Statement of Policy Regarding Related Person Transactions and Senior Management Conflicts of Interest to provide procedures for reviewing, approving, and ratifying (i) any transaction involving the Company or any of its subsidiaries that involves an aggregate amount of $120,000 or more in which a stockholder holding 5% or more of the Company’s voting securities, director, nominee for director, or executive officer, or any member of their immediate family, has or will have a direct or indirect material interest as determined by our Governance and Nominating Committee (a “related person transaction”), and (ii) any transaction involving “Senior Management,” which includes any employee reporting directly to the Company’s Chief Executive Officer or any other employee designated by the CEO as a member of Senior Management, that may present a potential or actual conflict of interest, as described in the Company’s Code of Business Conduct. This policy is intended to supplement, and not to supersede, our Company’s other policies that may be applicable to or involve transactions with related persons, such as the Company’s Code of Business Conduct. The Committee may approve a related person transaction only if the Committee determines in good faith that the transaction is not inconsistent with the interests of the Company and its stockholders.

From the beginning of fiscal year 2025 until the present, there have been no related person transactions (and there are no currently proposed) transactions, or series of similar transactions, other than the compensation arrangements for directors and executive officers described above, that are required to be disclosed under applicable SEC rules.

2026 Proxy Statement	61

PROPOSALS FOR THE 2027 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials. Our stockholders may submit proposals in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be included in our proxy materials relating to our 2027 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied, and the information required by Rule 14a-8 must be received by us no later than December 3, 2026. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices at FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, and we also encourage you to send a copy via e-mail to corporatesecretary@formfactor.com. Submission of a proposal under Rule 14a-8 does not guarantee that it will be included in our proxy statement and form of proxy.

Requirements for Stockholder Proposals or Nominations to be Brought Before Our Annual Meeting. Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, the stockholder must have given timely notice thereof in writing to the Corporate Secretary not less than 75 days nor more than 105 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. To be timely for the 2027 Annual Meeting of Stockholders, a stockholder’s notice must be received by us between and including the close of business (5:00 p.m. Pacific Time) on January 30, 2027 and March 1, 2027. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices at FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, and we also encourage you to send a copy via e-mail to corporatesecretary@formfactor.com. In no event will the public announcement of an adjournment of our annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as provided above. A stockholder’s notice to the Corporate Secretary must for each matter the stockholder proposes to bring before the annual meeting set forth the information required by our bylaws and applicable law.

In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must comply with the additional requirements under Rule 14a-19(b). However, we note that the deadline provided for in Rule 14a-19 does not supersede any of the requirements or timing required by our bylaws. We encourage stockholders who wish to submit a proposal or nomination to seek independent counsel. We will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaw and SEC requirements. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

2026 Proxy Statement	62

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC.

Based on Company records and our review of the copies of the Forms 3, 4 and 5, and amendments to these forms, filed with the SEC and the written representations from our directors and executive officers, FormFactor believes that all SEC filing requirements applicable to its directors, executive officers and beneficial owners were complied with for the year ended December 27, 2025, except that there was a delay in filing Form 3 reporting the initial insider holdings report for Mr. McKinnis on August 8, 2025, which was not filed until August 29, 2025.

2026 Proxy Statement	63

OTHER BUSINESS

Our Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the accompanying Notice of 2026 Annual Meeting of Stockholders. As to any business that may properly come before the Annual Meeting, however, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the designated proxy holder.

Whether or not you are able to attend this year’s Annual Meeting, we urge you to vote your shares through the Internet in accordance with the instructions in the Notice of Internet Availability of Proxy Materials that you received in the mail, or by signing, dating, and returning a proxy card at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Alan Chan

Senior Vice President, Chief Legal Officer and Corporate Secretary
Livermore, California
April 02, 2026

2026 Proxy Statement	64

ANNEX A - RECONCILIATION OF ADJUSTED (NON-GAAP) AND GAAP FINANCIAL MEASURES
We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, in this Proxy Statement we have presented adjusted operating income, a non-GAAP financial measure that was used in determining the performance cash incentive compensation of executive officers. We believe that this non-GAAP adjusted operating income is well aligned with how investors assess our operating performance and therefore represents a proper basis in implementing our pay-for-performance approach. Below is a reconciliation of adjusted operating income to operating income, the most directly comparable measure that we have reported in accordance with GAAP.

Note that the presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to, operating income in accordance with GAAP. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

	Three Months Ended (In thousands)				Twelve Months Ended (In thousands)
	March 29, 2025	June 28, 2025	September 27, 2025	December 27, 2025	December 27, 2025	December 28, 2024
GAAP operating income	$3,269	$12,306	$18,005	$23,490	$57,070	$64,780
Adjustments:
Amortization of intangibles and fixed asset fair value adjustments due to acquisitions	733	719	681	535	2,668	2,980
Stock-based compensation	9,796	9,391	9,516	9,873	38,576	39,763
Restructuring charges	2,883	378	389	2,070	5,720	1,406
Gain on sale of business, net of costs and acquisition related expenses	217	55	—	956	1,228	(18,190)
Non-GAAP operating income	16,898	22,849	28,591	36,924	105,262	90,739
Other(1)	853	4,476	6,825	11,792	23,946	35,271
Adjusted operating income	$17,751	$27,325	$35,416	$48,716	$129,208	$126,010
(1)“Other” comprises of bonus expense and the effect of non-ordinary course events determined by the Compensation Committee to be not within the annual operating plan used to set applicable performance targets under the Employee Incentive Plan.

2026 Proxy Statement	A-1

ANNEX B - RESTATED CERTIFICATE OF INCORPORATION OF FORMFACTOR, INC

FormFactor, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 245 thereof, DOES HEREBY CERTIFY:

FIRST: The name of this corporation is FormFactor, Inc. FormFactor, Inc. was originally incorporated under the same name and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 15, 1993.

SECOND: This Restated Certificate of Incorporation of the Corporation only restates and integrates and does not further amend the provisions of the corporation's Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the Certificate of Incorporation as theretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of this Corporation be, and it hereby is, restated and integrated to read in its entirety as follows:

FIRST

The name of this corporation is FormFactor, Inc.

SECOND

The address of its registered office in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of its registered agent at such address is United Corporate Services, Inc.

THIRD

The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH

A. This Corporation is authorized to issue two classes of shares of stock, to be designated, respectively, “Common Stock" and "Preferred Stock." The Preferred Stock may be issued in one or more series. The total number of shares that the Corporation is authorized to issue is Two Hundred Sixty Million (260,000,000). Two Hundred Fifty Million (250,000,000) shares with a par value of $0.001 each shall be Common Stock, and Ten Million (10,000,000) shares with a par value of $0.001 each shall be Preferred Stock.

B. The Board of Directors is authorized, subject to any limitations prescribed by this Article FOURTH or the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless a vote of any other holders is required pursuant to this Article FOURTH or to a Certificate or Certificates of Designation establishing a series of Preferred Stock.

C. Except as otherwise expressly provided in this Article FOURTH or in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article FOURTH, any new series of Preferred Stock

2026 Proxy Statement	B-1

may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

FIFTH

For the management of the business and for the conduct of the affairs of this Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The conduct of the affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

B. Notwithstanding the foregoing provision of this Article FIFTH, each director shall hold office until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred.

D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, and unless otherwise required by law, any director or the entire Board of Directors of the Corporation may be removed with the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares then entitled to vote at an election of directors ~~(i) until the election of directors at 2024 annual meeting of stockholders (the “2024 Annual Meeting”), only for cause and (ii) from and after the election of directors at the 2024 Annual Meeting,~~ with or without cause.

E. Director Terms:

(1) The provisions of this Article FIFTH, Section E are subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances.

(2) ~~Until the election of directors at the 2024 Annual Meeting, the directors shall be divided into three classes: Class I, Class II, and Class III. Each director elected prior to the 2022 annual meeting of stockholders shall be elected for a term expiring on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Each director elected at the 2022 annual meeting of stockholders shall be elected for a one-year term expiring at the 2023 annual meeting of stockholders. Each director elected at the 2023 annual meeting of stockholders shall be elected for a one-year term expiring at the 2024 Annual Meeting. At the 2024 Annual Meeting and~~ At each annual meeting of stockholders ~~thereafter~~, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Notwithstanding any of the foregoing provisions of this Article FIFTH, each director shall serve until such director’s term has expired and such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

F. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

G. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Corporation, and no action shall be taken by the stockholders by written consent.

H. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the

2026 Proxy Statement	B-2

Bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

I. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by applicable law, this Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Corporation's outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to alter, change, amend or repeal, or adopt any provision inconsistent with, this Article FIFTH.

SIXTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, make, alter or repeal the By-laws of the Corporation unless and to the extent such authority is specifically and expressly limited in the By-laws or this Certificate of Incorporation. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to make, alter, change, amend or repeal, or adopt any provision inconsistent with, this Article SIXTH.

SEVENTH

A. No director or officer shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director or officer, as applicable, except that this Article shall not eliminate or limit the liability of each director or officer (i) for any breach of such director’s or officer's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director, under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director or officer derived an improper personal benefit.

B. It is the intention of the foregoing provision to eliminate the liability of the Corporation's directors and officers to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then a director or officer of the Corporation, in addition to the circumstances in which he or she is not now personally liable, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

C. Any repeal or modification of the foregoing Section A of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

D. Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its President and Chief Executive Officer, this ~~27th~~15th day of May, ~~2022~~, 2026.

FORMFACTOR, INC.

By: ~~/s/ Michael D. Slessor~~
Michael D. Slessor
President and Chief Executive Officer

2026 Proxy Statement	B-3

ANNEX C - FORMFACTOR, INC. AS AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN (Effective May 15, 2026)

SECTION 1. ESTABLISHMENT AND PURPOSE.
The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Participants to focus on critical long-range objectives, (b) encouraging the attraction and retention of individuals with exceptional qualifications and (c) linking Participants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options or nonstatutory stock options) or Stock Appreciation Rights. Subject to approval by the Company’s stockholders, this Plan supersedes the plan in effect prior to the Restatement Effective Date.

SECTION 2. DEFINITIONS.
“Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one of more Subsidiaries own not less than fifty percent (50%) of such entity.

“Award” shall mean any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

“Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

“Cause” shall mean (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company or (c) a failure to materially perform the customary duties of employee’s employment.

“Certification Date” means the date that the Committee makes its written certification of a Final Award.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean a committee of one or more members of the Board of Directors appointed by the Board of Directors (or, as the context permits, a subcommittee of one or more members of the Board appointed by the Committee) to administer the Plan in accordance with the provisions hereof.

“Company” shall mean FormFactor, Inc., a Delaware corporation, and its Subsidiaries.

“Consultant” shall mean a consultant or advisor who provides bona fide services to the Company or an Affiliate as an independent contractor.

“Eligible Participant” shall mean (i) any individual who is a common-law employee of the Company or an Affiliate; (ii) a member of the Board of Directors; (iii) a member of the board of directors of a Subsidiary or an Affiliate; or (iv) a Consultant.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Officer” shall mean an officer as defined in Rule 16a-1(f) under the Exchange Act, or any successor provision.

“Exercise Price” shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Award. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Award, which is subtracted from the Fair Market Value of a Share in determining the amount payable upon exercise of such SAR.

“Fair Market Value” shall mean the closing price on the Nasdaq Stock Market on the date the value is to be determined as reported at www.nasdaq.com. If there are no trades on such date, the closing price on the next business day upon which trades occurred shall be the Fair Market Value.

2026 Proxy Statement	C-1

“ISO” shall mean an employee incentive stock option described in Code Section 422.

“Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

“Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

“Outside Director” shall mean a member of the Board of Directors who is not a common-law employee of the Company.

“Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” shall mean an individual or estate who holds an Award.

“Performance Condition” shall mean a performance condition established with respect to an Award in accordance with the provisions hereof.

“Performance Goal” shall mean one or more objective measurable performance factors as determined by the Committee with respect to each Performance Period based upon one or more factors and any objectively verifiable adjustment(s) thereto permitted and preestablished by the Committee in accordance with Code Section 162(m): (i) operating income; (ii) net income; (iii) economic value added; (iv) earnings; (v) earnings before income taxes and amortization and/or earnings before income taxes and amortization growth; (vi) cash flow; (vii) sales or revenue; (viii) expenses; (ix) profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) stock price; (xiv) total shareholder return or total shareholder return growth; (xv) price/earnings ratio; (xvi) debt or debt-to-equity; (xvii) writeoffs; (xviii) cash; (xix) assets; and/or (xx) liquidity, each with respect to the Company and/or one or more of its operating units. Awards to Participants who are not subject to the limitations of Code Section 162(m) may be determined without regard to Performance Goals and may involve Committee discretion.

“Performance Period” shall mean the period of service to which the Performance Condition relates.

“Plan” shall mean this Equity Incentive Plan of FormFactor, Inc., as amended from time to time.

“Prior Plans” shall mean the Company’s 1996 Stock Option Plan, Incentive Option Plan and Management Incentive Option Plan.

“Restatement Effective Date” shall mean May 15, 2026.

“Restricted Share” shall mean a Share awarded under the Plan.

“Restricted Share Award” shall mean the agreement between the Company and the recipient of a Restricted Share, or the notice to the recipient, which contains the terms, conditions and restrictions pertaining to such Restricted Shares.

“SAR” shall mean a stock appreciation right granted under the Plan.

“SAR Award” shall mean the agreement between the Company and a Participant, or the notice to the Participant, which contains the terms, conditions and restrictions pertaining to his or her SAR.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service” shall mean service as an Eligible Participant.

“Share” shall mean one share of Stock, as adjusted in accordance with the adjustment provisions of the Plan (if applicable).

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“Stock” shall mean the Common Stock of the Company.

“Stock Option Award” shall mean the agreement between the Company and a Participant, or the notice to the Participant, which contains the terms, conditions and restrictions pertaining to his or her Option.

“Stock Unit” shall mean a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

“Stock Unit Award” shall mean the agreement between the Company and the recipient of a Stock Unit, or the notice to the recipient, which contains the terms, conditions and restrictions pertaining to such Stock Unit.

“Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than fifty percent (50%) of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

“Total and Permanent Disability” shall mean a (i) a physical or mental condition which, in the judgment of the Committee based on competent medical evidence satisfactory to the Committee (including, if required by the Committee, medical evidence obtained by an examination conducted by a physician selected by the Committee), renders the Participant unable to engage in any substantial gainful activity for the Company and which condition is likely to result in death or to be of long, continued and indefinite duration, or (ii) a judicial declaration of incompetence.

SECTION 3. ADMINISTRATION.
(a) Committee Procedures. One or more Committees appointed by the Board of Directors shall administer the Plan. The Board of Directors shall designate one of the members of the Committee as chairperson. Unless the Board of Directors provides otherwise, the Compensation Committee shall be the Committee. The Board of Directors may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee. The Committee shall have membership composition which enables (i) Awards to qualify for exemption under Rule 16b-3 with respect to persons who are subject to Section 16 of the Exchange Act and (ii) Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code to so qualify.

The Compensation Committee may also appoint one or more separate subcommittees composed of one or more directors of the Company who need not qualify under either Rule 16b-3 or Section 162(m) of the Code, who may administer the Plan with respect to persons who are not subject to Section 16 of the Exchange Act and/or Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(b) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i) To interpret the Plan and to apply its provisions;

(ii) To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv) To determine when Awards are to be granted under the Plan;

(v) To select the Eligible Participants who are to receive Awards under the Plan;

(vi) To determine the number of Shares to be made subject to each Award;

(vii) To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price, the vesting of the Award (including accelerating the vesting of Awards) and to specify the provisions of the agreement relating to such Award;

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(viii) To amend any outstanding Restricted Share Award, Stock Option Award, SAR Award or Stock Unit Award subject to applicable legal restrictions and to the consent of the Participant who entered into such agreement;

(ix) To prescribe the consideration for the grant of each Award under the Plan and to determine the sufficiency of such consideration;

(x) To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xi) To correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Restricted Share Award, Stock Option Award, SAR Award, or Stock Unit Award;

(xii) To take any other actions deemed necessary or advisable for the administration of the Plan;

(xiii) To determine, at the time of granting an Award or thereafter, that such Award shall vest as to all or part of the Shares subject to such Award in the event of a corporate transaction.

(xiv) To accelerate the vesting, or extend the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate.

In addition, without amending the Plan, the Committee may grant awards under the Plan to eligible employees or consultants who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries in which the Company operates or has employees.

Subject to the requirements of applicable law, the Board of Directors may authorize one or more officers of the Company to grant Awards and the Committee may designate persons other than members of the Committee to carry out its responsibilities, and the Committee may prescribe such conditions and limitations as it may deem appropriate, except that the Board of Directors or the Committee may not delegate its authority with regard to Awards to persons subject to Section 16 of the Exchange Act or Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants, and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan or any Award.

Except arising from any action taken, or failure to act, in bad faith, each member of the Committee, or of the Board of Directors, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any agreement under the Plan, and (ii) from any and all amounts paid by him or her, with the Company’s prior approval, in settlement thereof or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall have given the Company a reasonable opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4. ELIGIBILITY.
(a) General Rule. Only Eligible Participants may be granted Restricted Shares, Stock Units, NSOs or SARs. In addition, only individuals who are employed as common-law employees by the Company may be granted ISOs.

(b) Limitation on Awards. In any fiscal year of the Company, no individual shall receive Options, SARs, Restricted Shares and/or Stock Units covering in excess of 2,000,000 Shares in the aggregate; provided, however, that Outside Directors may only receive Awards covering Shares worth up to $750,000 in the aggregate per Outside Director in any

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fiscal year of the Company. For purposes of determining limitations on Awards pursuant to this Section 4(b), the value of the Shares subject to each such Award shall be calculated by multiplying the number of Shares subject to such Award by the average closing price of a share of Stock on the Nasdaq Stock Market during the 30 calendar days preceding the date of such Award. The limitations under this Subsection shall be subject to adjustment pursuant to the adjustment provisions of the Plan.

(c) Director Fees. Each Outside Director may elect to receive Restricted Shares or Stock Units under the Plan in lieu of payment of a portion of his or her regular annual retainer based on the Fair Market Value of the Shares on the date any regular annual retainer would otherwise be paid. For purposes of the Plan, an Outside Director’s regular annual retainer shall include any additional retainer paid in connection with service on any committee of the Board or paid for any other reason. Such an election may be for any dollar or percentage amount equal to at least 25% of the Outside Director’s regular annual retainer (up to a limit of 100% of the Outside Director’s regular annual retainer). The election must be made prior to the beginning of the annual board of directors cycle which shall be any twelve-month continuous period designated by the Board. Any amount of the regular annual retainer not elected to be received as a Restricted Stock Award or Restrict Stock Unit shall be payable in cash in accordance with the Company’s standard payment procedures.

SECTION 5. STOCK SUBJECT TO PLAN.
(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The maximum aggregate number of Options, SARs, Stock Units and Restricted Shares awarded under the Plan from April 18, 2012 shall not exceed 34,600,000 Shares, less all Shares granted between February 28, 2012 and April 18, 2012. After May 27, 2022, Shares issued as Restricted Shares, pursuant to Stock Units or pursuant to the settlement of dividend equivalents will continue to count against the shares available for issuance under the Plan as 1.7 Shares for every 1 Share issued in connection with the Award or dividend equivalent. This limit shall be subject to the provisions of the next Subsection and shall be subject to adjustment pursuant to the adjustment provisions of the Plan. No fractional Shares shall be issued under the Plan.

(b) Additional Shares. If Awards are forfeited or are terminated for any other reason before being exercised or settled, then the Shares underlying the Awards, plus the number of additional Shares, if any, that counted against shares available for issuance under the Plan in respect thereof at the time of grant, shall again become available for Awards under the Plan. In addition, any authorized shares not issued pursuant to outstanding grants under the Prior Plans that are forfeited or are terminated for any other reason before being exercised will again be available for grant and issuance under this Plan. If Stock Units are settled, then such Stock Units shall be counted in full against the number of Shares available for Awards under the Plan, regardless of the number of Shares (if any) actually issued in settlement of such Stock Units. If SARs are exercised, then such SARs shall be counted in full against the number of Shares available for Awards under the Plan, regardless of the number of Shares (if any) actually issued in settlement of such SARs. For the avoidance of doubt, (i) if Shares are tendered or otherwise used in payment of the Exercise Price of an Option, the total number of Shares covered by the Option being exercised shall reduce the aggregate plan limit described above; (ii) Shares withheld by the Company to satisfy tax withholding obligations shall count against the aggregate plan limit described above; (iii) the number of Shares covered by a SAR, to the extent that it is exercised and settled in Shares, and whether or not Shares are actually issued and distributed to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan; and (iv) in the event that the Company repurchases Shares with Option proceeds, those Shares will not be added to the aggregate plan limit described above.

(c) Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall be applied against the number of Restricted Shares, Stock Units, Options or SARs available for Awards, whether or not such dividend equivalents are converted into Stock Units.

SECTION 6. RESTRICTED SHARES.
(a) Restricted Share Award. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Awards entered into under the Plan need not be identical.

(b) Payment for Awards. Subject to the following sentence and applicable law, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the

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Award recipient shall furnish consideration with a value not less than the par value of such Restricted Shares in the form of cash, cash equivalents, or past services rendered to the Company, as the Committee may determine. To the extent an Award of Restricted Shares consists solely of treasury shares, the Award may be made without consideration furnished by the recipient.

(c) Vesting. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award. Unless the Restricted Share Award provides otherwise, each grant of Restricted Shares shall vest with respect to twenty-five percent (25%) of the Shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable vesting date. A Restricted Share Award may provide for accelerated vesting in the event of a corporate transaction or otherwise (if specified in the Committee at the time of grant). To the extent that an Award of Restricted Shares has not vested prior to, or concurrently with, termination of a Participant’s Service, such Award shall immediately terminate.

(d) Voting and Dividend Rights. The holders of vested Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders.

(e) Assignment or Transfer of Restricted Shares. Except as provided herein, or in a Restricted Share Award, or as required by applicable law, Restricted Shares shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Subsection shall be void. However, this Subsection shall not preclude a Participant from designating a beneficiary who will receive any outstanding Restricted Shares in the event of the Participant’s death, nor shall it preclude a transfer of Restricted Shares by will or by the laws of descent and distribution.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.
(a) Stock Option Award. Each grant of an Option under the Plan shall be evidenced by a Stock Option Award between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan. The Stock Option Award shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Awards entered into under the Plan need not be identical. A Stock Option Award may not provide that a new Option will be granted automatically to the Participant when he or she exercises a prior Option and pays the Exercise Price.

(b) Number of Shares. Each Stock Option Award shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with the adjustment provisions of the Plan. The maximum aggregate number of ISOs awarded under the Plan shall not exceed the number of Shares subject to the Plan under Section 5(a). The limitation of this Subsection shall be subject to adjustment pursuant to the adjustment provisions of the Plan.

(c) Exercise Price. Each Stock Option Award shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100 percent (100%) of the Fair Market Value of a Share on the date of grant. Subject to the foregoing in this Subsection, the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms permitted under the Plan.

(d) Exercisability and Term. Unless the Stock Option Award provides otherwise, each Option shall become exercisable with respect to twenty-five percent (25%) of the Shares covered by such Option on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable vesting date. The term of an Option shall be ten (10) years from the date of grant unless the Stock Option Award provides for a shorter term. A Stock Option Award may provide for accelerated vesting in the event of the corporate transaction or otherwise as specified by the Committee. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Subsection, the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(e) Nontransferability. Except as set forth in a Stock Option Award, during a Participant’s lifetime, his or her Option(s) shall be exercisable only by him or her and shall not be transferable, and in the event of a Participant’s death, his or her Option(s) shall not be transferable other than by will or by the laws of descent and distribution.

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(f) Exercise of Options Upon Termination of Service. Each Stock Option Award shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service. Unless the Stock Option Award provides otherwise, Options which are unvested at the time of a Participant’s termination of Service shall expire upon such termination, and any vested Options shall remain outstanding and exercisable until the earlier of 3 months following such termination and the expiration of the Option’s term. Notwithstanding the foregoing, in the event of a Participant’s termination for Cause, effective as of the date notice of such termination is given by the Committee to the Participant, all of the Participant’s vested and unvested Options shall automatically terminate and lapse, unless the Committee shall determine otherwise.

(g) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Option. Without the approval of the Company’s stockholders, Options may not be repriced, directly or indirectly, whether within the meaning of applicable rules or regulations of the Nasdaq Stock Market (or such other stock exchange as may be applicable) or through the cashout of underwater Options.

SECTION 8. PAYMENT FOR OPTION SHARES.
(a) General Rule. The entire Exercise Price of Shares issued under the Plan shall be payable in lawful money of the United States of America, as permitted under this Section. Payment may be made by any combination of the methods described in this Section.

(b) Cash. Payment may be made by cash, check, wire transfer or similar means, subject to the requirements of applicable law.

(c) Surrender of Stock. Payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have been owned by the Participant or his or her representative for such period of time required to avoid the Company’s recognition of additional compensation expense with respect to the Option for financial reporting purposes as a result of the surrender or attestation of such previously owned shares. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(d) Cashless Exercise. To the extent permitted by applicable law, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and applicable tax withholding.

(e) Other Forms of Payment. To the extent that a Stock Option Award so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

Notwithstanding anything to the contrary in this Section or in any agreement under the Plan, the Committee may disallow the use of any type of payment that the Committee determines, in its sole discretion, would result in adverse accounting or legal consequences to the Company or Affiliate.

SECTION 9. STOCK APPRECIATION RIGHTS.
(a) SAR Award. Each grant of a SAR under the Plan shall be evidenced by a SAR Award between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan, including those specified. The provisions of the various SAR Awards entered into under the Plan need not be identical. A SAR Award may not provide that a new SAR will be granted automatically to the holder thereof when he or she exercises a prior SAR.

(b) Number of Shares. Each SAR Award shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with the adjustment provisions of the Plan.

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(c) Exercise Price. Each SAR Award shall specify the Exercise Price, which may not be less than 100 percent (100%) of the Fair Market Value of a Share on the date of grant. A SAR Award may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

(d) Exercisability and Term. Unless the SAR Award provides otherwise, each SAR shall become exercisable with respect to twenty-five percent (25%) of the Shares covered by such SAR on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable vesting date. The term of the SAR shall be ten (10) years from the date of grant unless the SAR Award provides for a shorter term. A SAR Award may provide for accelerated exercisability in the event of a corporate transaction or otherwise as specified by the Committee. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Corporate transaction.

(e) Exercise of SARs. The SAR Award may provide that, upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash. Unless otherwise provided in the SAR Award, upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive Shares from the Company. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price. Unless the SAR Award provides otherwise, SARs which are unvested at the time of a Participant’s termination of Service shall expire upon such termination, and any vested SARs which have not been exercised shall remain outstanding and exercisable until the earlier of 3 months following such termination and the expiration of the SAR’s term. Notwithstanding the foregoing, in the event of a Participant’s termination for Cause, effective as of the date notice of such termination is given by the Committee to the Participant, all of the Participant’s vested and unvested SARs shall automatically terminate and lapse, unless the Committee shall determine otherwise.

(f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding SARs. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR. Without the approval of the Company’s stockholders, SARs may not be repriced, directly or indirectly, whether within the meaning of applicable rules or regulations of the Nasdaq Stock Market (or such other stock exchange as may be applicable), or through the cashout of underwater SARs.

SECTION 10. STOCK UNITS.
(a) Stock Unit Award. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Award between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan, including those specified. The provisions of the various Stock Unit Awards entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award. Unless the Stock Unit Award provides otherwise, each grant of Stock Units shall become exercisable with respect to twenty-five percent (25%) of the Shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable vesting date. A Stock Unit Award may provide for accelerated vesting in the event of a corporate transaction or otherwise as specified by the Committee. To the extent that an Award of Stock Units has not vested prior to, or concurrently with, termination of a Participant’s Service, such Award shall immediately terminate.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of

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dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution shall occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with such rules as may be established by the Committee and applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to the adjustment provisions of the Plan. Notwithstanding anything to the contrary in any Award agreement or the Plan, any Stock Units that, by their terms, are settled on the applicable vesting date(s) shall be settled no later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year containing the applicable vesting date (or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year). In addition, notwithstanding anything to the contrary in any Award agreement or the Plan, references to “termination of the Participant’s Service,” “Termination Date” and similar references for Stock Units that are subject to Code Section 409A shall mean the date of the Participant’s “separation from service” within the meaning of Code Section 409A and such Stock Units shall be settled no later than the time permitted by Treasury Regulation Section 1.409A-3(d).

(f) Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Award.

(h) Assignment or Transfer of Stock Units. Except as provided herein, or in a Stock Unit Award, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Subsection shall be void. However, this Subsection shall not preclude a Participant from designating a beneficiary who will receive any outstanding Stock Units in the event of the Participant’s death, nor shall it preclude a transfer of Stock Units by will or by the laws of descent and distribution.

SECTION 11. NO RIGHTS AS A STOCKHOLDER.
A Participant shall have no rights as a stockholder with respect to any Award until the date of the issuance of a stock certificate for any Shares covered by such award. No adjustments shall be made, except as provided in the adjustment provisions of the Plan.

SECTION 12. PERFORMANCE CONDITIONS.
(a) Awards may, but need not, be made subject to a Performance Condition utilizing any Performance Goal in addition to any vesting requirements imposed upon such grant. The determination as to whether any such grant is subject to a Performance Condition shall be made on or prior to the date of grant.

(b) Except in the case of Awards not intended to qualify as “performance-based compensation” under Code Section 162(m), if an Award is made subject to a Performance Condition, the Committee shall be required to establish the Performance Period and Target Performance Goal for such award no later than the time permitted by Section 162(m) of the Internal Revenue Code.

(c) If all or a portion of an Award made subject to a Performance Condition shall vest prior to the Certification Date by reason of death, Total and Permanent Disability or, if applicable, a corporate transaction, then the Performance

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Condition shall be cancelled and none of such Award shall be subject to reduction or forfeiture as provided by the Performance Condition. Such Award shall be treated in accordance with the terms of this plan relating to vested shares.

(d) If all or a portion of an Award made subject to a Performance Condition shall vest prior to the Certification Date for any reason other than death, Total and Permanent Disability or a corporate transaction, no portion of the Award shall be released to or exercised by the Participant until after the Certification Date. No such vesting prior to the Certification Date shall in any way be deemed a satisfaction, waiver or cancellation of the Performance Condition, and such Award shall remain subject to reduction and forfeiture as provided by the Performance Condition.

(e) Once established, a Performance Condition for an Executive Officer may not be waived or cancelled by the Committee.

SECTION 13. TERMINATION OF SERVICE; LEAVES OF ABSENCE.
Subject to the last sentence of this Section, a Participant’s Service shall terminate when such person ceases to be an Eligible Participant as determined in the sole discretion of the Committee. A Participant’s Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence as outlined in the Company’s Guidelines for Equity Incentive Plans. Notwithstanding the foregoing, an Outside Director’s Service shall terminate when he or she is neither a member of the Board of Directors or a consultant to the Company.

SECTION 14. ADJUSTMENT OF SHARES.
(a) Adjustments. In the event of a subdivision of the outstanding Stock, or stock split or reverse stock split, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, reorganization, merger, liquidation, a spin-off, exchange of shares or a similar occurrence (as determined by the Committee in its sole discretion), the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

(i) The number of Shares, Options, SARs, Restricted Shares and Stock Units available for future Awards under the Plan;

(ii) The per person per fiscal year limitations on Awards under the Plan and the maximum aggregate number of ISOs that may be awarded under the Plan;

(iii) The number of Shares covered by each outstanding Award;

(iv) The Exercise Price under each outstanding Option and SAR; or

(v) The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Section, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Corporate Transactions. In the event that the Company is a party to a merger or other reorganization, sale of all or substantially all of the assets of the Company or the acquisition, sale or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, outstanding Awards shall be subject to the corporate transaction agreement. Such agreement may provide for:

(i) The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii) The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

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(iii) The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv) Full exercisability or vesting and accelerated expiration of the outstanding Awards; or

(v) Settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

(d) Reservation of Rights. Except as provided in this Section, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the Exercise Price. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 15. AWARDS UNDER OTHER PLANS.
The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under the Plan.

SECTION 16. LEGAL AND REGULATORY REQUIREMENTS.
No Option may be exercised and no Stock may be issued pursuant to an Option or transferred pursuant to a Restricted Share award unless the Committee shall determine that such exercise, issuance or transfer complies with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, applicable state securities laws, and rules and regulations promulgated under each of the foregoing, and the requirements of any stock exchange upon which the Stock may then be listed or quotation system upon which the Stock may be quoted. If the Stock subject to this Plan is not registered under the Securities Act and under applicable state securities laws, the Committee may require that the Participant deliver to the Company such documents as counsel for the Company may determine are necessary or advisable in order to substantiate compliance with applicable securities laws and the rules and regulations promulgated thereunder. In no event shall the Company deliver, or be deemed obligated to deliver, cash in lieu of any Share by reason of any failure to satisfy the foregoing provisions.

So long as any restrictions or obligations imposed pursuant to this Plan shall apply to a share, each certificate evidencing such share shall bear an appropriate legend referring to the terms, conditions and restrictions. In addition, the Company may instruct its transfer agent that shares of Stock evidenced by such certificates may not be transferred without the written consent of the Company. Any attempt to dispose of such shares of Stock in contravention of such terms, conditions and restrictions shall be invalid. Certificates representing shares that have not vested or with respect to which minimum withholding taxes have not been paid will be held in custody by the Company or such bank or other institution designated by the Committee.

SECTION 17. WITHHOLDING TAXES.
(a) General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied. In the event that such withholding taxes are not paid on a timely basis, as determined by the Company in its sole discretion, to the extent permitted by law the Company shall have the right, but not the obligation, to cause such withholding taxes to be satisfied by reducing the number of Shares or cash (if applicable) deliverable or by offsetting such withholding taxes against amounts otherwise due from the Company to the Participant. If withholding taxes are paid by reduction of the number of Shares deliverable to the Participant, such shares shall be valued at the Fair Market Value as of the date of exercise.

(b) Share Withholding. Unless otherwise provided by the Committee, a Participant may satisfy all or part of his or her minimum withholding or income tax obligations by having the Company withhold all or a portion of any Shares that

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otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Subject to applicable law and accounting considerations, such Shares shall be valued at their Fair Market Value on the date when the amount of tax to be withheld is to be determined. A Participant may elect to surrender, or attest to the ownership of, previously acquired Shares in excess of the amount required to satisfy all or a part of his or her minimum withholding or income tax obligations provided that such Shares have been held by the Participant for such period of time required to avoid the Company’s recognition of additional compensation expense for financial reporting purposes as a result of the surrender or attestation of such previously owned shares.

SECTION 18. NO EMPLOYMENT OR RE-ELECTION RIGHTS.
No provision of the Plan, nor any right or Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Eligible Participant. The Company and its Subsidiaries and Affiliates reserve the right to terminate any person’s Service at any time and for any reason, with or without notice. No provision of the Plan nor any right or Award granted under the Plan shall be construed to create any obligation on the part of the Board of Directors to nominate any Outside Director for re-election by the Company’s stockholders, or confer upon any Outside Director the right to remain a member of the Board of Directors for any period of time, or at any particular rate of compensation.

SECTION 19. DURATION AND AMENDMENTS.
(a) Term of the Plan. The Plan, as set forth herein, shall terminate automatically on the meeting of the stockholders of the Company in 2032, unless re-adopted or extended by the Company’s stockholders prior to or on such date and may be terminated on any earlier date by the Board of Directors or the Compensation Committee, as described in the next Subsection.

(b) Right to Amend or Terminate the Plan. The Compensation Committee may amend or terminate the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment or termination of the Plan shall not be materially impaired by such amendment or termination, except with consent of the person to whom the Award was granted. An amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required by applicable laws, regulations or rules, including, but not limited to, any applicable rules or regulations of the Nasdaq Stock Market. In addition, no material amendment may be made to the plan without the approval of the Company’s stockholders.

(c) Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Award granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not adversely affect any Shares previously issued or any Awards previously granted under the Plan.

SECTION 20. PLAN EFFECTIVENESS.
This Plan originally became effective upon its approval by the Company’s stockholders. The Plan, as amended and restated, shall become effective upon its approval by the stockholders of the Company. Upon its effectiveness on the Restatement Effective Date, the Plan, as amended and restated, shall supersede the prior plan such that no further awards shall be made under the prior plan. This Plan shall not, in any way, affect awards under the prior plan that is outstanding as of the date this Plan becomes effective. If the Company’s stockholders do not approve this Plan, no Awards will be made under this Plan.

SECTION 21. GOVERNING LAW.
The Plan shall be governed by the substantive laws (excluding the conflict of law rules) of the State of Delaware.

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V86556-P45448 For Against Abstain For Against Abstain ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! FORMFACTOR, INC. 7005 SOUTHFRONT ROAD LIVERMORE, CALIFORNIA 94551 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 14, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/FORM2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 14, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Nominees: 3. Advisory approval of FormFactor's executive compensation. 4. Amendment to the FormFactor, Inc. 2012 Equity Incentive Plan to increase the number of shares reserved for issuance under the 2012 Equity Incentive Plan by 5,000,000 shares. 2. Amendment to FormFactor's Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation. The Board of Directors recommends you vote FOR proposals 2, 3, 4, and 5. 5. Ratification of the selection of KPMG LLP as FormFactor’s independent registered public accounting firm for fiscal year 2026. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1. Election of Directors FORMFACTOR, INC. The Board of Directors recommends you vote FOR each of the following Board of Directors' nominees below: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. 1a.&#9; Rebeca Obregon Jimenez 1b.&#9; Sheri Rhodes 1c.&#9; Michael D. Slessor 1d.&#9; Thomas St. Dennis 1e.&#9; Kelley Steven-Waiss 1f.&#9; Jorge Titinger 1g.&#9; Brian White ! !! SCAN TO VIEW MATERIALS & VOTEw

V86557-P45448 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held On May 15, 2026: The Form 10-K, Notice and Proxy Statement are available at www.proxyvote.com. FORMFACTOR, INC. Annual Meeting of Stockholders May 15, 2026 3:00 P.M. PDT Online at www.virtualshareholdermeeting.com/FORM2026 This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Alan Chan and Aric McKinnis, and each of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FormFactor, Inc. that the stockholder(s) is/are entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held at 3:00 P.M. Pacific Daylight Time, on May 15, 2026, via live webcast at www.virtualshareholdermeeting.com/FORM2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies with respect to such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Continued and to be signed on reverse side